Exhibit 10.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”), dated as of January 29 , 2010 is made by and among Gibraltar Strip Steel, Inc., a Delaware corporation (“GSSI”), Gibraltar Steel Corporation of New York, a New York corporation (“GSCNY”), and Gibraltar Industries, Inc., a Delaware corporation (“Parent” and together with GSSI and GSCNY, collectively, the “Sellers”), and The Worthington Steel Company, LLC, an Ohio limited liability company (“Purchaser”), and The Worthington Steel Company, an Ohio corporation (“Purchaser Ohio Affiliate”).
RECITALS:
     A. GSSI is engaged in the steel processing business. GSCNY owns and operates a warehousing business located in Detroit, Michigan which is used by GSSI in connection with the conduct of GSSI’s steel processing business. Cleveland Pickling, Inc., a Delaware corporation which is a wholly-owned subsidiary of Parent (“CPI”), is the owner of a thirty-one and one-quarter percent (31.25%) partnership interest in Samuel Steel Pickling Company, a partnership constituted under the laws of the State of New York (the “Partnership”).
     B. Parent has agreed to become a party to this Agreement in order to induce Purchaser and Purchaser Ohio Affiliate to execute this Agreement and consummate the transactions contemplated hereunder.
     C. Purchaser Ohio Affiliate has agreed to become a party to this Agreement in order to induce Sellers to execute this Agreement and consummate the transactions contemplated hereunder.
     D. Subject only to the limitations and exclusions contained in this Agreement, and on the terms and conditions hereinafter set forth, Purchaser desires to purchase, together with certain Purchaser Affiliates, and Sellers desire to sell, substantially all of the assets of the Business.
CONSIDERATION:
     NOW, THEREFORE, in consideration of the foregoing recitals and of the respective covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     DEFINITIONS
     “Accounting Principles” means those accounting principles and such other methodologies used and applied by the Business, consistent with past practices, as more particularly described in ANNEX I attached to this Agreement.
     “Actions” is defined in Section 4.1.10(b)(v).
     “Adjusted Closing Payment” is defined in Section 1.3.1.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and polices of such Person whether by Contract or otherwise. In any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.
“Agreement” means this Asset Purchase Agreement.
“Allocation Objections Notice” is defined in Section 1.3.3(b).
“Allocation Response Period” is defined in Section 1.3.3(b).
“Allocation Schedule” is defined in Section 1.3.3(a).
“Assignment and Assumption Agreement” is defined in Section 2.2(a)(i).
“Assumed Contract” means all Material Contracts of the Business, to the extent specifically identified as Assumed Contracts in the Disclosure SCHEDULE, and those non-Material Contracts relating to the Business (other than those related to the Buffalo Facility and that will not be used by Purchaser in the Business) which have been entered into by any of the Sellers in the ordinary course of business and which would not reasonably be expected to be materially adverse to the Business.
“Assumed Liabilities” is defined in Section 1.4.1.
“Authorization” means any franchises, licenses, permits, easements, approvals, rights, applications, filings, registrations and other authorizations.
“Balance Sheet” is defined in Section 3.1.6.
“Balance Sheet Date” is defined in Section 3.1.6.
“Basket Amount” is defined in Section 6.1.
“Bill of Sale” is defined in Section 2.2(a)(i).
“Buffalo Employees” is defined in Section 7.1(b).
“Buffalo Facility” means the facility located on the Buffalo Real Property.
“Buffalo New Hires” is defined in Section 7.1(b).
“Buffalo New Hire Severance” is defined in Section 7.1(b).
“Buffalo Real Property” means the real property located at 2555 Walden Avenue, Cheektowaga, New York 14225.
“Business” means the steel processing business of GSSI as conducted by GSSI at or from the Buffalo Facility and the Cleveland Facility on the date hereof, together with the warehousing business conducted by GSCNY at the Detroit Real Property and the rights, Liabilities and Obligations of CPI, as owner of a thirty-one and one-quarter percent (31.25%) partnership interest in the Partnership, as such rights, Liabilities and Obligations are provided for pursuant to the terms of the Partnership Agreement.
“Business Property” means any real property included in the Purchased Assets.

“Cap” is defined in Section 6.1.
“Claim” means a claim, action, suit, demand, investigation, proceeding, liability, assessment, judgment, order or settlement asserting, overtly threatening or involving or potentially involving Losses.
“Claim Notice” is defined in Section 6.3(a).
“Cleveland/Buffalo Receivables” is defined in Section 1.1.2(h).
“Cleveland Facility” means the facility located on the Cleveland Real Property.
“Cleveland Real Property” means the real property located at 4310 East 49th Street, Cuyahoga Heights, Ohio 44125.
“Closing” is defined in Section 2.1.
“Closing Date” is defined in Section 2.1.
“Closing Payment” is defined in Section 1.3.1.
“Closing Time” means 12:01 a.m., Eastern Standard Time, on the Closing Date.
“COBRA” is defined in Section 7.1(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Competitive Business” is defined in Section 7.2(c).
“Confidential Information” is defined in Section 10.6(a).
“Confidentiality Agreement” is defined in Section 10.2.
“Contracts” means agreements, contracts, commitments, leases and other instruments, documents and undertakings (whether written or oral).
“CPI” means Cleveland Pickling, Inc., a Delaware corporation.
“CPI Allocation” is defined in Section 9.9(b)(v).
“CPI Assets” means the assets and properties of CPI; provided that, for the avoidance of doubt, CPI Assets shall not include any assets or properties owned directly by the Partnership.
“CPI Shares” is defined in Section 3.1.4(b).
“Current Assets” is defined in Section 1.3.2(b)(v).
“Designated Account” is defined in Section 1.3.1.
“Detroit Business” means the warehousing business conducted by GSCNY at the Detroit Facility.
“Detroit Facility” means the facility located on the Detroit Real Property.
“Detroit Real Property” means the real property located at 25325 Hall Road, Woodhaven, Michigan 48183.
“Detroit Receivables” is defined in Section 1.1.1(i).
“Direct Claim” is defined in Section 6.3(b).

“Disclosure SCHEDULE” means the Disclosure SCHEDULE furnished pursuant to this Agreement.
“Employee Plans” is defined in Section 3.1.21.
“Encumbrances” mean mortgages, liens, pledges, security interests, charges, conditional sales contracts, claims, restrictions and other encumbrances and defects of title of any nature whatsoever.
“Environmental Activity” means any storage, holding, existence, release, emission, management, discharge, generation, processing, abatement, removal, disposition, handling, transportation or disposal of any Hazardous Substance from, under, into or on the Purchased Assets or the Seller Property or otherwise relating to the Purchased Assets, the Seller Property or any Use of the Seller Property or the conduct of the Business which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements.
“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., Regulations promulgated thereunder, and any other federal, state or local Regulations or common law which may relate to or deal with human health or the environment, all as may be from time to time amended.
“Environmental Requirements” means all requirements, including, but not limited to, Environmental Laws, Authorizations, Orders, concessions, grants, Contracts, and other restrictions and requirements (whether or not arising under Regulations) relating to any Hazardous Substances or Environmental Activity as the same may be in effect at any time on or after the date hereof and prior to the Closing Time.
“ERISA” is defined in Section 3.1.21.
“Estimated Adjustment Amount” is defined in Section 1.3.2(a).
“Estimated Working Capital” is defined in Section 1.3.2(a).
“Excluded Assets” is defined in Section 1.1.2.
“Excluded Contracts” is defined in Section 1.4.2(a).
“Excluded Liabilities” is defined in Section 1.4.2.
“Excluded Operations” means the operations at the Buffalo Real Property conducted after Closing pursuant to the Transition Agreements.
“Final Closing Statement” is defined in Section 1.3.2(b)(i)(A).
“Final Working Capital” is defined in Section 1.3.2(b)(i)(A).
“Financial Statements” is defined in Section 3.1.6.
“Fixed Price Contracts” is defined in Section 3.1.19(n).

“Governmental Authority” means any court, arbitrator, or governmental or regulatory official, body or authority.
“GSCNY” means Gibraltar Steel Corporation of New York, a New York corporation.
“GSSI” means Gibraltar Strip Steel, Inc., a Delaware corporation.
“Hazardous Substances” means: (a) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder as in effect at any time on or after the date hereof and prior to the Closing Time; (b) any “solid waste,” “hazardous waste,” “hazardous material” or “infectious waste,” as such terms are defined in any other Environmental Law as in effect at any time on or after the date hereof and prior to the Closing Time; (c) asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law as in effect at any time on or after the date hereof and prior to the Closing Time; and (d) any additional substances or materials which are classified or considered to be a contaminant or a pollutant or to be hazardous or toxic under any Environmental Requirements as in effect at any time on or after the date hereof and prior to the Closing Time.
“HSR Act” is defined in Section 7.5.
“Indemnified Purchaser Party” is defined in Section 6.1
“Indemnified Seller Party” is defined in Section 6.2.
“Indemnitee” is defined in Section 6.3.
“Indemnitor” is defined in Section 6.3.
“Independent Auditor” is defined in Section 1.3.2(b)(ii)(B).
“Intellectual Property” is defined in Section 3.1.22(a).
“Intellectual Property Assignment” is defined in Section 2.2(a)(i).
“Interim Balance Sheet” is defined in Section 3.1.6.
“Interim Balance Sheet Date” is defined in Section 3.1.6.
“Inventories” is defined in Section 1.1.1(g).
“Knowledge” or “ knowledge” is defined in Section 10.13.
“Liabilities and/or Obligations” means “liabilities” and “obligations” which shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, fee, liability, obligation, duty or responsibility, fixed or unfixed, known or unknown, matured or unmatured, accrued, absolute or contingent, asserted or unasserted, liquidated or unliquidated, vested or unvested, secured or unsecured.
“Losses” is defined in Section 6.1.

“Material Adverse Effect” means a material adverse effect on the Purchased Assets or on the Business or its operations, assets, rights or condition (financial or otherwise, as currently conducted), taken as a whole.
“Material Contracts” is defined in Section 3.1.19.
“Notice of Objection” is defined in Section 1.3.2(b)(i)(B).
“Other Intellectual Property” is defined in Section 3.1.22(a).
“Order” means any judgment, decision, order, writ, injunction, decree or award of any Governmental Authority.
“Parent” means Gibraltar Industries, Inc., a Delaware corporation.
“Partnership” means Samuel Steel Pickling Company, a partnership constituted under the laws of the State of New York.
“Partnership Agreement” means the partnership agreement, dated as of June 1, 1988, and made by and between Universal Steel Co., an Ohio corporation and Ruscon Steel Corp., a New Jersey corporation, as amended.
“Patents and Names” is defined in Section 3.1.22(a).
“Permitted Liens” means (a) any lien for Taxes not yet due or delinquent or being contested in good faith by appropriate Proceedings for which adequate reserves have been established in accordance with the Accounting Principles, (b) any statutory lien arising in the ordinary course of business by operation of law with respect to a Liability or Obligation that is not yet due or delinquent, (c) liens to be removed at the Closing, (d) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (e) with respect to the Cleveland Real Property and the Detroit Real Property, applicable zoning ordinances, easements and restrictions of record set forth in the Title Commitments and any state of facts which a current, accurate survey would show; provided that such zoning ordinances, easements, restrictions of record and/or state of facts would not materially interfere with the conduct of the business at the Cleveland Facility or the Detroit Facility as presently conducted or materially reduce the value of the Cleveland Facility or the Detroit Facility; (f) Encumbrances approved by Purchaser in writing; and (g) any minor imperfection of title or similar Encumbrance which would not materially and adversely affect the Use or value of the Purchased Assets to which it relates.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity (including an entity disregarded for federal income tax purposes) or Governmental Authority.
“Post Signing Returns” is defined in Section 4.1.10(b)(i).
“Pre-Closing Period Tax Return” means a Tax Return for a Tax period that ends on or prior to the Closing Date.

“Proceeding” means any judicial, administrative or arbitral actions, audits, hearings, formal investigations, suits or proceedings (public or private) by or before any Governmental Authority or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Regulation, and including any audit or examination, or other administrative or court proceeding with respect to Taxes and Tax Returns.
“Purchase Price” is defined in Section 1.3.1.
“Purchased Assets” is defined in Section 1.1.
“Purchaser” means The Worthington Steel Company, LLC, an Ohio limited liability company.
“Purchaser Affiliates” means the Purchaser and its Affiliates.
“Purchaser Closing Documents” means each agreement, document or instrument (other than this Agreement) required to be executed or delivered by Purchaser or Purchaser Ohio Affiliate at the Closing or otherwise in accordance with this Agreement.
“Purchaser Ohio Affiliate” means The Worthington Steel Company, an Ohio corporation.
“Related Business” means the steel processing business currently being performed by the Purchaser Affiliates.
“Regulations” means any law, ordinance, governmental or regulatory rule, code regulation or Order, whether federal, state, local or foreign.
“SCHEDULE” means a SCHEDULE of the Disclosure SCHEDULE.
“Seller” and “ Sellers” mean, individually, each of Parent, GSSI and GSCNY and, collectively, all of Parent, GSSI and GSCNY.
“Seller Affiliates” means each of the Sellers and their Affiliates.
“Seller Closing Documents” means each agreement, document or instrument (other than this Agreement) required to be executed or delivered by any of the Sellers in accordance with this Agreement.
“Seller Group” is defined in Section 3.1.10.
“Seller Property” is defined in Section 3.1.23(a).
“Straddle Period” means a Tax period that begins on or before the Closing Date, and ends after the Closing Date.
“Straddle Period Tax Returns” means a Tax Return for a Straddle Period.
“Target Working Capital” is defined in Section 1.3.2(a)(i).
“Tax Returns” means federal, state, local and foreign tax returns, reports, declarations, information returns, statements and other similar filings relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “ Taxes” shall mean all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, or local or any foreign or other taxing authority (including but not limited to those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Regulations), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract (including any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract or arrangement, whether written or unwritten), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Regulations)) or otherwise.
“Third-Party Claim” is defined in Section 6.3(a).
“Title Commitments” is defined in Section 3.1.24(r).
“Title Company” is defined in Section 3.1.24(r).
“Transition Agreements” means, collectively: (a) a transition agreement relating to toll processing by GSSI at the Buffalo Facility and removal of equipment from the Buffalo Facility in substantially the form of Exhibit A attached hereto; (b) a transition agreement relating to the collection of the accounts receivables of the Sellers attributable to the Cleveland Facility and the Buffalo Facility in substantially the form of Exhibit B attached hereto; (c) a transition agreement relating to the provision of treasury services, information technology systems and support and payroll and group medical benefits to employees of the Cleveland Facility and the Detroit Facility in substantially the form of Exhibit C attached hereto; and (d) a transition agreement relating to the provision of accounting services by Purchaser for the benefit of Sellers in respect of the Buffalo Facility in substantially the form of Exhibit D attached hereto.
“Treasury Regulations” means those regulations promulgated under the Code, as currently in effect, and as modified and clarified by amendment or successor regulation.
“Unmatched Fixed Price Contracts” is defined in Section 3.1.19.
“Use” means use, ownership, development, construction, maintenance, management, operation or occupancy.
“Vehicles” is defined in Section 1.1.1(h).
“WARN Act” is defined in Section 3.1.20.

     “Working Capital” is defined in Section 1.3.2(b)(v).
     “Worthington Warehouse” means Worthington Warehouse, Inc., a Michigan Corporation.
     “WS Michigan” means Worthington Steel of Michigan, Inc., a Michigan Corporation.
     “338 Forms” is defined in Section 9.9(b)(i).
     “338(h)(10) Election” is defined in Section 9.9(a).
     “338(h)(10) Notice” is defined in Section 9.9(a).
ARTICLE 1 — PURCHASE AND SALE
     1.1 Agreement to Sell. At the Closing and except as otherwise expressly provided in Section 1.1.2 or Section 2.3 hereof: (a) GSSI shall sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of GSSI in and to all of the assets, properties and rights of GSSI, including those constituting the steel processing business as conducted by GSSI at the Buffalo Facility and the Cleveland Facility or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated; (b) GSCNY shall sell, convey, assign, transfer and deliver to Worthington Warehouse, an Affiliate of Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of GSCNY in and to all of the assets, properties and rights of GSCNY of every kind and description, real, personal and mixed, tangible and intangible and wherever situated, which are owned by GSCNY and/or used by GSCNY in the conduct of the warehousing business at the Detroit Facility; (c) GSSI and GSCNY shall sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of GSSI and GSCNY in and to all of the Inventories and other assets of GSSI and GSCNY located in Illinois; and (d) Parent shall sell, convey, assign, transfer and deliver to WS Michigan, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Parent in and to all of the issued and outstanding capital stock of CPI (which assets, properties and rights described above in this Section 1.1 are sometimes hereinafter referred to as the “Purchased Assets”), free and clear of all Encumbrances except any Permitted Liens.
     1.1.1 Purchased Assets. The Purchased Assets shall include, without limitation, the following assets, properties and rights of Sellers as of the Closing Date, except as otherwise expressly provided in Section 1.1.2 or Section 2.3 hereof:
          (a) all assets and properties reflected on the Balance Sheet and any assets and properties acquired since the Balance Sheet Date and on or before the Closing Date, except for: (i) inventory sold and Detroit Receivables collected after the Balance Sheet Date and on or before the Closing Date, in the ordinary course of business consistent with past practices; and (ii) any immaterial tangible personal property used or disposed of in the ordinary course of business consistent with past practice after the Balance Sheet Date and on or before the Closing Date;
          (b) the Intellectual Property owned by or licensed to Sellers or used in the Business but excluding the right to use the “Gibraltar” name and excluding any Intellectual Property which is not used exclusively in connection with the Business;
          (c) to the extent permitted by applicable Regulations, all rights under each Assumed Contract and each Authorization which is used in or related to the Business, including all pending applications therefor or renewals thereof;

          (d) all rights under express or implied warranties from third Persons relating to the Purchased Assets to the extent transferable;
          (e) all machinery, equipment (including cranes), tools, dies, furniture, furnishings, fixtures, goods and other tangible personal property (including rolls, spare motors and parts, repair parts, etc.) of the Business, including, without limitation, those items set forth on SCHEDULE 1.1.1(e), including all such items which are located at the Buffalo Facility and the Detroit Facility, but excluding those repair parts related to the building and the building systems at the Buffalo Facility;
          (f) the Cleveland Real Property and the Detroit Real Property;
          (g) all inventory of the Business including, without limitation, finished products, work in process, parts, components, products under research and development, raw materials, packaging materials, labels, office and other supplies, merchandise and other inventories of the Business (“Inventories”);
          (h) all trucks, tractors, trailers and motor vehicles used in connection with the Business (“Vehicles”);
          (i) all accounts, notes and other receivables and other rights to payment from customers of the Detroit Business (regardless of whether such customers are also customers of the Buffalo Facility and/or the Cleveland Facility) and the full benefit of all security for such receivables or rights to payment but in any case, only to the extent that such accounts, notes and other receivables are attributable to the operations of the Business at the Detroit Facility (“Detroit Receivables”);
          (j) all prepaid expenses of the Business and all unbilled costs and fees of the Business;
          (k) all other information, files, books, records, data, plans, contracts and recorded knowledge, including, without limitation, customer and supplier lists, related to any of the foregoing; and
          (l) all goodwill and going concern value of the Business, as well as all other assets, properties and rights associated with the Business, whether or not such assets, properties and rights are properly included on a balance sheet of any of the Sellers.
     1.1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 and Section 1.1.1 above, the Purchased Assets shall not include any of the assets, properties or rights of the Sellers specifically set forth below in this Section or specifically identified on SCHEDULE 1.1.2 of the Disclosure SCHEDULE (the “Excluded Assets”):
          (a) The Buffalo Real Property;
          (b) The minute books, stock transfer books and corporate record books of the Sellers;
          (c) The business and financial records of Wm. R. Hubbell Steel Corporation;

          (d) Those Contracts of GSSI listed on SCHEDULE 1.1.2(d);
          (e) Those assets of GSSI listed on SCHEDULE 1.1.2(e);
          (f) The rights of Sellers under this Agreement;
          (g) Cash;
          (h) all accounts, notes and other receivables and other rights to payment from customers of the Business, other than the Detroit Receivables, and the full benefit of all security for such receivables or rights to payment, including all receivables representing amounts receivable in respect of products sold or services rendered to: (i) customers of the Buffalo Facility, regardless of whether such customers are also customers of the Detroit Facility, but with respect to such customers, only to the extent that such accounts, notes, other receivables and other rights to payment are attributable solely to the operations of the Buffalo Facility and any claim, remedy and right relating to the foregoing; and (ii) customers of the Cleveland Facility, regardless of whether such customers are also customers of the Detroit Facility, but with respect to such customers, only to the extent that such accounts, notes, other receivables and other rights to payment are attributable solely to the operations of the Cleveland Facility and any claim, remedy and right relating to the foregoing (the accounts, notes, other receivables, other rights to payment and claims, remedies or rights relating thereto as described in this Section 1.1.2(h) being hereinafter collectively the “Cleveland/Buffalo Receivables”);
          (i) The rights of Sellers in the “Gibraltar” name;
          (j) All assets, properties and rights of GSCNY determined as of the Closing Date, including, without limitation, all Authorizations, real property, Claims, Confidential Information, Contracts, Intellectual Property, Patents and Names, software and Vehicles, owned by or leased or licensed to GSCNY other than all assets, properties and rights of GSCNY determined as of the Closing Date which are used exclusively in or related exclusively to the conduct by GSCNY of the warehousing business at the Detroit Facility including, but not limited to, Authorizations, Claims, Confidential Information, Contracts, Intellectual Property, Patents and Names, software and vehicles, owned by or leased or licensed to GSCNY exclusively in connection with the conduct by GSCNY of the warehousing business at the Detroit Facility and all machinery, equipment, tools, dies, furniture, furnishings, fixtures, goods and inventories located at the Detroit Facility; and
          (k) All assets, properties and rights of Parent other than the issued and outstanding capital stock of CPI and any assets of the Parent which are exclusively related to or used exclusively in the Business, determined as of the Closing Date, including, without limitation, all Authorizations, real property, Claims, Confidential Information, Contracts, Intellectual Property, Patents and Names, software and vehicles owned by or leased or licensed to Parent.

     1.2 Agreement to Purchase. At the Closing, Purchaser, Worthington Warehouse and WS Michigan shall purchase the Purchased Assets from Sellers as contemplated by Section 1.1, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Sellers contained herein, in exchange for the Purchase Price. In addition, Purchaser and Worthington Warehouse shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain Liabilities and Obligations of Sellers, but only to the extent expressly provided in Section 1.4.1 of this Agreement. Except as expressly provided in Section 1.4.1 hereof, none of Purchaser, Worthington Warehouse and WS Michigan shall assume or be responsible for any Liability or Obligation of the Business or the Sellers and the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability or Obligation related to the Purchased Assets unless Purchaser or Worthington Warehouse expressly assumes that Liability or Obligation pursuant to Section 1.4.1 hereof.
     1.3 Purchase Price.
          1.3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets shall be an amount equal to the sum of (a) Thirty Four Million Dollars ($34,000,000.00) to be paid by Purchaser, Worthington Warehouse and WS Michigan to Sellers at the Closing (the “Closing Payment”) plus or minus the Estimated Adjustment Amount (as defined in Section 1.3.2 hereof) to be paid in accordance with the terms of Section 1.3.2 hereof (the Closing Payment as so adjusted is hereinafter referred to as the “Adjusted Closing Payment”) and (b) the amount of the Assumed Liabilities; provided that the Purchase Price shall be allocated in accordance with Section 1.3.3. The Purchase Price shall be paid at the Closing Date by the payment by Purchaser, Worthington Warehouse and WS Michigan to Sellers, by wire transfer of immediately available funds, of the amount of the Adjusted Closing Payment to an account designated by Sellers (the “Designated Account”) and by the assumption by Purchaser and Worthington Warehouse of the Assumed Liabilities; provided that the parties hereto will treat the payment of the Purchase Price as the payment by each of Purchaser, Worthington Warehouse and WS Michigan of a portion of the Purchase Price to each separate Seller in an amount equal to the amount allocable to each of Purchaser, Worthington Warehouse and WS Michigan and each Seller as determined pursuant to Section 1.3.3 (followed by a contribution by each Seller of the cash portion of the Purchase Price to the Designated Account).
          1.3.2 Adjustment of Purchase Price.
               (a) Estimated Working Capital. Sellers shall cause an estimate of the amount of Working Capital of the Business to the extent attributable to the operations of the Buffalo Facility and the Cleveland Facility as of Closing (“Estimated Working Capital”) to be calculated on a basis consistent with the Accounting Principles. These calculations shall be delivered to Purchaser three (3) days prior to the Closing. The Closing Payment paid at Closing will be adjusted by the excess or shortfall in the Estimated Working Capital relating to the operations of the Business to the extent attributable to the Buffalo Facility and the Cleveland Facility (the “Estimated Adjustment Amount”) as follows:
                    (i) The target Working Capital (“Target Working Capital”) of the Business to the extent attributable to the operation of the Buffalo Facility and the Cleveland Facility is Seven Million Dollars ($7,000,000.00). If the amount of Estimated Working Capital exceeds the Target Working Capital, the Purchase Price shall be increased by the full amount of such excess; and
                    (ii) If the amount of Estimated Working Capital is less than the Target Working Capital, the Purchase Price shall be reduced by the full amount of such shortfall.

For purposes of clarity, the working capital relating to the Detroit Business shall be included as part of the Purchased Assets, but is excluded from the calculation of Working Capital for purposes of this Section 1.3.2.
               (b) Post-Closing Purchase Price Adjustment.
                    (i) Final Closing Statement.
                         (A) Within thirty (30) days after the Closing Date, Purchaser shall conduct a review of Working Capital of the Business as of the Closing Time to the extent attributable to the operations of the Buffalo Facility and the Cleveland Facility and shall prepare and deliver a statement (the “Final Closing Statement”) to Sellers, which contains a computation of the Working Capital as of the Closing Time, prepared on a basis consistent with the Accounting Principles (the “Final Working Capital”).
                         (B) Sellers shall provide written notice of any objections to the Final Closing Statement, together with an explanation of the basis of such objection (the “Notice of Objection”), within thirty (30) days of the delivery of the Final Closing Statement. Promptly following the delivery of the Final Closing Statement and until any such objections are resolved pursuant to the application of Section 1.3.2(b)(ii) of this Agreement, Sellers and their advisors shall be entitled to review, at Sellers’ sole expense, Purchaser’s work papers (hardcopy and electronic) and any summaries of unadjusted differences relating to the Final Closing Statement. Purchaser shall provide Sellers and their advisors with timely access to the personnel, properties, books and records of the Business during regular business hours and upon reasonable advance written notice solely to the extent reasonably necessary for Sellers and their advisors to conduct such review.
                    (ii) Objections; Resolutions of Disputes.
                         (A) Except as to objections duly set forth in any Notice of Objection made within thirty (30) days after the receipt by Sellers of the Final Closing Statement, the Final Closing Statement shall be final and binding for all purposes of this Agreement.
                         (B) If Sellers provide the Notice of Objection within such 30-day period, Purchaser and Sellers shall, during the 30-day period following the delivery of such Notice of Objection, attempt in good faith to resolve the objections. If Purchaser and Sellers are unable to resolve all such objections within such period, the matters remaining in dispute and which were included in the Notice of Objection shall be arbitrated by an accounting firm that is independent of both Sellers, on the one hand, and Purchaser, on the other hand, and reasonably acceptable to the parties that must be selected with the joint approval of Sellers and Purchaser within forty-five (45) days following the delivery of the Notice of Objection (such arbitrating firm being the “Independent Auditor”). The arbitration of disputed items by the Independent Auditor shall be final and binding, and the determination of the Independent Auditor shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. Purchaser and Sellers shall instruct the Independent Auditor to render its decision within thirty (30) days of its selection.

                         (C) In the event the Independent Auditor resolves all disputes presented to it including, but not limited to, the dollar amount of any proposed adjustment, exactly as proposed by Purchaser or Sellers, as the case may be, the fees and expenses of the Independent Auditor relating to the resolution of such dispute shall be paid by the other party. In all other events, the fees and expenses of the Independent Auditor shall be shared in the same proportion that Sellers’ position, on the one hand, and Purchaser’s position, on the other hand, initially presented to the Independent Auditor (based on the aggregate of all differences taken as a whole) bear to the final resolution as determined by the Independent Auditor.
                    (iii) Post-Closing Adjustment Payment. The following payments shall be made within ten (10) days after the Final Working Capital has been agreed or finally determined in accordance with Section 1.3.2(b)(ii):
                         (A) if the amount of Final Working Capital exceeds the Estimated Working Capital, Purchaser shall pay to GSSI the full amount of such excess, plus simple interest thereon at the rate of 4% per annum from the Closing Date to the date of payment; and
                         (B) if the amount of the Final Working Capital is less than the Estimated Working Capital, Sellers shall pay to Purchaser the full amount of such shortfall, plus simple interest thereon at the rate of 4% per annum from the Closing Date to the date of payment.
                    (iv) The payments due to either Purchaser or GSSI under Section 1.3.2(b)(iii) shall be made by wire transfer of immediately available funds to an account designated by Purchaser to Sellers or to an account designated by Sellers to Purchaser, as the case may be; provided, however, that if such payment is not made when due (as provided for in Section 1.3.2(b)(iii)), it shall bear interest at the rate of 12% per annum after the due date. Notwithstanding the foregoing, the parties hereto will treat each of the payments described in Section 1.3.2(b)(iii) as having been made to the Purchaser or GSSI, as set forth therein.
                    (v) For purposes of this Agreement, “Working Capital” means Current Assets minus Assumed Liabilities (excluding the Current Assets and Assumed Liabilities of the Detroit Business), each determined in accordance with the Accounting Principles, except as specifically noted in this definition. For purposes of this definition of Working Capital, “Current Assets” shall include only the following to the extent included in the Purchased Assets:
A.	Inventories, less applicable reserves, of finished goods, raw material and work in process, excluding all Inventories which are located at the Detroit Facility or relate to the Detroit Business.

B.	Prepaid expenses, including real property taxes, if any, paid with respect to the Cleveland Facility, but excluding prepaid expenses (including real property taxes) to the extent attributable to the Detroit Business.
                    (vi) Physical Inventory. On or about the Closing Date, Purchaser and Sellers shall conduct a physical inventory count of the Inventories to be included in the Purchased Assets and a valuation thereof which shall be calculated in a manner which is consistent with the Accounting Principles and such count and valuation shall, to the extent provided in Section 1.3(b)(v)(A) above, be used for all purposes herein.

     1.3.3 Allocation of Purchase Price.
               (a) Within ninety (90) days after the Closing Date, Purchaser shall prepare or have prepared and deliver to Sellers a schedule (an “Allocation Schedule”) allocating an amount equal to the actual Purchase Price among the Purchased Assets immediately after the Closing, in such amounts as are reasonably determined by Purchaser to be consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Such Allocation Schedule shall also reflect the allocation of the Purchase Price among each of Purchaser, Worthington Warehouse and WS Michigan and among the Purchased Assets acquired from each Seller, on a separate basis. Purchaser will obtain an appraisal to support the Purchase Price allocation at Purchaser’s expense.
               (b) Sellers shall have a period of ten (10) business days after the delivery of the Allocation Schedule (the “Allocation Response Period”) to present in writing to Purchaser notice of any objections Sellers may have to the allocations set forth therein (an “Allocation Objections Notice”).
               (c) If Sellers shall raise any objections within the Allocation Response Period, Purchaser and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days after the delivery of the Allocation Objections Notice, then the disputed items shall be resolved by an Independent Auditor, whose determination shall be final and binding on the parties. The Independent Auditor shall resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Independent Auditor shall be borne equally by Sellers, on the one hand, and Purchaser, on the other hand.
               (d) Sellers and Purchaser agree (i) to report the federal, state, local and foreign income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise unless Purchaser and Sellers agree to such position. Sellers and Purchaser agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the IRS within ten (10) days prior to the filing of such form with the IRS. Purchaser, Sellers and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.
               (e) The parties agree that the allocation of Purchase Price made to the Purchased Assets that are acquired from GSSI shall be adjusted by the amount of the adjustment to Purchase Price computed pursuant to Section 1.3.2 hereof.
     1.4 Liabilities and Obligations of Sellers.
          1.4.1 Assumed Liabilities. At the Closing, Purchaser shall assume and agree to pay, discharge or perform, when due, the following and only the following Liabilities and Obligations of Sellers to the extent the same do not relate to the Detroit Business and Worthington Warehouse shall assume and agree to pay, discharge or perform, when due, the following and only the following Liabilities and Obligations of Sellers to the extent the same relate to the Detroit Business (collectively, the “Assumed Liabilities”):

               (a) all accounts payable of Sellers that relate to the Business and remain unpaid as of the Closing Time, and which are either (i) those accounts payable of the Sellers that relate to the Business which are included in the amount of the accounts payable reflected on the Balance Sheet and are unpaid as of the Closing Date; or (ii) those accounts payable of the Sellers which relate to the Business and have been incurred in the ordinary course of business after the Balance Sheet Date;
               (b) all obligations of Sellers to the customers of the Business arising under the terms of purchase orders that relate to the Business, that have been accepted by Sellers in the ordinary course of business consistent with past practices of the Business and that are outstanding as of the Closing Time; provided, however, that (i) Purchaser and Worthington Warehouse shall not and do not assume or agree to pay, discharge or perform any Liability or Obligation arising out of Sellers’ breach of or failure to perform any purchase order in accordance with its terms prior to the Closing, and (ii) to the extent that a Seller has prior to Closing received any payments from or invoiced any amounts to its customers in advance of the delivery of the products, goods or services of the Business to which such payments or invoices relate and the amount of such payments or invoices is not included as a liability in the Estimated Working Capital, then (A) Sellers shall pay to Purchaser at the Closing the aggregate amount of such payments received or to be received by Sellers or (B) Purchaser shall deduct such aggregate amount from the Closing Payment;
               (c) all Liabilities and Obligations of Sellers arising after the Closing in respect of the Assumed Contracts; provided, however, that, Purchaser and Worthington Warehouse shall not, and do not, assume or agree to pay, discharge or perform any Liability or Obligation arising under any Assumed Contract arising out of a Seller’s breach of or failure to perform any Assumed Contract in accordance with its terms prior to the Closing;
               (d) direct obligations of Sellers for replacement of or refund for damaged, defective or returned goods produced by the Business not in excess of the reserve therefor on the Final Closing Statement;
               (e) all Liabilities and Obligations of Sellers for payment of any termination of employment or severance benefits, if any, of employees of GSSI (other than Todd Schwaba and except as provided in Section 7.1(b) hereof) who are employed by GSSI at the Cleveland Facility to the extent disclosed on SCHEDULE 7.1(a), including, but not limited to, all Liabilities and Obligations of Sellers, if any, to any such employees (other than Todd Schwaba and employees identified in Section 7.1(b) hereof) under the WARN Act;
               (f) all Liabilities and Obligations of Sellers for payment of any termination of employment or severance benefits, if any, to employees of GSCNY employed at the Detroit Facility to the extent disclosed on SCHEDULE 7.1(a), including, but not limited to, all Liabilities and Obligations, if any, to such employees under the WARN Act;
               (g) all Liabilities and Obligations of GSSI, if any, for accrued and unpaid real estate taxes payable with respect to the Cleveland Facility to the extent reserved on the Final Closing Statement (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income);

               (h) all Liabilities and Obligations of GSCNY, if any, for accrued and unpaid real estate taxes payable with respect to the Detroit Facility in respect of any Tax attributable to the period after the Closing Date, to the extent reserved on the Final Closing Statement (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income);
               (i) all Liabilities and Obligations of Sellers, if any, for accrued and unpaid sales and use Taxes payable in connection with the operation of the Business to the extent reserved on the Final Closing Statement (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income); and
               (j) all Liabilities and Obligations of Sellers, if any, arising as a result of the termination of any Assumed Contracts after the Closing Date; provided, however, that Purchaser and Worthington Warehouse shall not, and do not, agree to pay, discharge or perform any Liability or Obligation arising as a result of the termination of any Assumed Contract after the Closing Date as a result of a Seller’s breach of or failure to perform such Assumed Contract in accordance with its terms prior to the Closing.
          1.4.2 Excluded Liabilities. In no event shall Purchaser, Worthington Warehouse or WS Michigan assume or agree to pay, discharge or perform, as appropriate, under this Section 1.4 or otherwise, any Liability or Obligation of Sellers other than the Assumed Liabilities, including, without limitation, any Liability or Obligation in respect of any of the following (the “Excluded Liabilities”):
               (a) any Liability or Obligation arising under the terms of: (i) any collective bargaining agreement or other Contract made by Sellers with any labor organization relating to the terms and conditions of employment of any employees of the Business; (ii) any agreement, promissory note, indenture or other instrument or Contract creating or relating to any obligation of any of the Sellers for payment of any indebtedness of any of the Sellers or any Seller Affiliate for borrowed money, including, but not limited to, any guaranty made by any Seller of any indebtedness for borrowed money of any Seller or any Seller Affiliate and any security agreement made by any Seller in connection with any indebtedness for borrowed money of any Seller or any Seller Affiliate; (iii) any Contract made by any Seller with any insurance company providing for the issuance of any insurance coverage with respect to the Business, any employees of the Business or the Purchased Assets; (iv) any Contract entered into by any Seller or any Seller Affiliate concerning any acquisition or divestiture of all or a substantial portion of the assets and related liabilities of, or any acquisition or divestiture of all the outstanding equity interests of, any operating business which is now or, prior to any such divestiture was, included within the assets of Business; and (v) any other Contract not identified as an Assumed Contract (all of the foregoing Contracts being hereinafter referred to as the “Excluded Contracts”);
               (b) all Liabilities and Obligations of Sellers arising from a failure by Sellers to comply with the provisions of the WARN Act, to the extent applicable, in connection with the shutdown of the Buffalo Facility; provided, however, that nothing herein shall be deemed or construed to limit or impair any obligation of Purchaser to reimburse the Sellers for any such Liabilities or Obligations as provided for by the Transition Agreements;

               (c) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any of the Sellers, or alleged to have been made by any of the Sellers, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product licensed, sold, distributed, leased or manufactured by or on behalf of Sellers prior to the Closing, including, without limitation, any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for special, incidental or consequential damages, including, without limitation, lost revenues or income;
               (d) except as otherwise provided for by Section 1.4.1(g), Section 1.4.1(h), Section 1.4.1(i), Section 9.3, Section 9.4 and Section 9.6 hereof, any Taxes or other Obligation and expense of any kind or nature relating to Taxes, including without limitation, any Liabilities, Obligations and expenses pursuant to any tax sharing agreement, tax indemnification and expenses pursuant to any tax sharing agreement, tax indemnification or similar arrangement (and all penalties, interest and additions with respect thereto) (i) payable with respect to any of the Sellers, the Seller Group, the Business, the Purchased Assets or the assets, properties or operations of any of the Sellers, or (ii) incident to or arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby by Sellers;
               (e) any Liability or Obligation under, in connection with or related to the Excluded Assets including, without limitation, those Liabilities and Obligations related to severance, shutdown, or other costs related to the closing of the Buffalo Facility; provided, however, that nothing herein shall be deemed or construed to limit or impair any obligation of Purchaser to reimburse the Sellers for any such Liabilities or Obligations as provided for by the Transition Agreements;
               (f) except as included within accounts payable and/or Assumed Contracts assumed by Purchaser or Worthington Warehouse, any Liability or Obligation arising prior to or as a result of the Closing to any agent, independent contractor or consultant of any of the Sellers, whether or not employed or engaged by Purchaser or Worthington Warehouse after the Closing, or under any benefit arrangement with respect thereto;
               (g) any Liability or Obligation arising under any Employee Plans maintained by Sellers;
               (h) any Liability or Obligation of Sellers arising or incurred in connection with the negotiation, preparation and consummation of this Agreement and the transactions contemplated hereby and the fees and expenses of counsel, accountants and other experts;
               (i) any Liability or Obligation with respect to defective products sold by Sellers except as set forth in Section 1.4.1(d);
               (j) any Liability or Obligation of any of Sellers for indebtedness for borrowed money, indebtedness secured by Encumbrances on any of Sellers’ assets, or guarantees of any of the foregoing;

               (k) any Liability or Obligation of Sellers arising by reason of any violation or alleged violation of, or non-compliance with, any Regulation which occurred prior to the Closing Date, including, without limitation, any Environmental Law or Environmental Requirement, or any requirement of any Governmental Authority or by reason of any breach or alleged breach of any Contract, Authorization, approval, or Order, regardless of when any such violation or breach is asserted;
               (l) any Liability or Obligation arising or occurring in connection with Environmental Activities conducted by any of the Sellers prior to the Closing Date or the environmental condition of any Seller Property and the Use of any Seller Property prior to the Closing, including, without limitation, any Liability or Obligation under CERCLA or RCRA;
               (m) any Liability or Obligation of any of the Sellers to such Seller’s shareholders or any former shareholders of such Seller;
               (n) any Liability or Obligation of any of the Sellers for payment of any fees, expenses, commissions or other similar payments which may be due and payable to any agent, broker or finder arising in connection with the consummation of the transactions contemplated by this Agreement;
               (o) any Liability or Obligation of any of the Sellers arising under Chapter 5 of Title 11 of the United States Code, but only to the extent that any such Liability or Obligation is attributable to (i) payment(s) received by any of the Sellers from any Debtor (within the meaning of Title 11 of the United States Code), including, without limitation, the payments made to one or more of the Sellers totaling approximately $733,000.00, as set forth in the Statement of Financial Affairs of Debtor DynAmerica Manufacturing, LLC filed on August 18, 2008, Case No. 08-11515 (KG), pending in the United States Bankruptcy Court for the District of Delaware, (ii) transfer(s) to the Sellers of an interest of the Debtor in property, (iii) the incurrence of any obligation of the Debtor, or (iv) an improvement in position of any of the Sellers relative to the Debtor as set forth in Section 553(b) of the Bankruptcy Code; or
               (p) any other Liability or Obligation of Sellers not expressly assumed by Purchaser or Worthington Warehouse under Section 1.4.1 hereof, including, without limitation, any other Liability or Obligation, which arises out of or is based upon the operation of the Business or ownership of the Purchased Assets prior to the Closing.
ARTICLE II — CLOSING AND THIRD-PARTY CONSENTS
     2.1 Time and Place of Closing. Subject to the provisions of Section 8.1 hereof, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at 8:00 a.m., Eastern Standard Time, on February 1, 2010 at the offices of Purchaser’s counsel, Vorys, Sater, Seymour and Pease LLP, 2100 One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, or on such other date and/or at such other place as may be mutually agreed upon in writing by Purchaser and Sellers. The date of the Closing is sometimes hereinafter referred to as the “Closing Date.” Except as provided in the Transition Agreements, at the Closing, possession and operating control of the Purchased Assets shall be delivered and/or tendered by Sellers to Purchaser, Worthington Warehouse and WS Michigan, as appropriate, and title to the Purchased Assets shall pass to Purchaser, Worthington Warehouse and WS Michigan, as appropriate, effective as of the Closing Time upon such delivery or tender of the Purchased Assets.

     2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:
               (a) Sellers, as applicable, shall deliver to Purchaser the following:
                    (i) a duly executed bill of sale (the “Bill of Sale”), a duly executed assignment and assumption agreement (the “Assignment and Assumption Agreement”), and an assignment of intellectual property (the “Intellectual Property Assignment”) in such forms as may be mutually agreeable to the parties, together with such other duly executed instruments of conveyance, assignment and transfer, in form reasonably acceptable to Purchaser, as shall be effective to vest in Purchaser, Worthington Warehouse and WS Michigan good and valid title to the Purchased Assets purchased by each of them, respectively, free and clear of all Encumbrances except any Permitted Liens;
                    (ii) evidence satisfactory to Purchaser that Sellers have taken all actions, other than the filing of any applicable UCC-3 termination statements and any mortgage discharges (which shall be filed promptly following the receipt by Sellers of the Adjusted Closing Payment), required to release and terminate all Encumbrances against the Purchased Assets, other than the Permitted Liens, upon receipt by Sellers of the Adjusted Closing Payment;
                    (iii) actual possession and operating control of the Purchased Assets except as provided in the Transition Agreements;
                    (iv) an affidavit of each Seller and CPI pursuant to Section 1445(b)(2) of the Code stating, under penalties of perjury, such Seller’s or CPI’s (as applicable) United States taxpayer identification number and that such Seller or CPI (as applicable) is not a foreign person, which affidavit complies with the requirements of Treasury Regulation Section 1.1445-2(b)(2);
                    (v) duly executed Transition Agreements;
                    (vi) a duly executed stock transfer power, transferring all the CPI Shares to WS Michigan;
                    (vii) duly executed general warranty deeds transferring the Cleveland Real Property to Purchaser and the Detroit Real Property to Worthington Warehouse;
                    (viii) duly executed certificates of title transferring ownership of the Vehicles included in the Purchased Assets to Purchaser or Worthington Warehouse, as appropriate;
                    (ix) a title policy issued by the Title Company in accordance with the Title Commitment, insuring Purchaser’s fee simple title to the Cleveland Real Property as of the Closing Date, subject only to the Permitted Liens, in such amount as Purchaser and Sellers mutually determine to be the value of the Cleveland Real Property;
                    (x) a title policy issued by the Title Company in accordance with the Title Commitment, insuring Worthington Warehouse’s fee simple title to the Detroit Real Property as of the Closing Date, subject only to the Permitted Liens, in such amount as Worthington Warehouse and Sellers mutually determine to be the value of the Detroit Real Property;

                    (xi) an indemnity agreement pursuant to which GSSI and Parent agree to indemnify, defend and hold harmless Purchaser, its successors and assigns, from and against any and all damages and/or actions of any nature whatsoever incurred by or filed against Purchaser, its successors or assigns, because a portion of the building currently located on the Cleveland Real Property overlaps the property line and encroaches onto the property to the north of the Cleveland Real Property, as depicted upon that certain ALTA/ACSM Land Title Survey of the Cleveland Real Property performed by Blue-J Surveying, LLC, dated January 22, 2010, as revised; and
                    (xii) such other documents as Purchaser, Worthington Warehouse and WS Michigan reasonably may request in connection with the transfer of title in and to the Purchased Assets purchased by each of them to Purchaser, Worthington Warehouse and WS Michigan and the consummation of the transactions contemplated by this Agreement.
     All of the foregoing documents in this Section 2.2(a) shall be reasonably satisfactory in form and substance to Purchaser, shall be dated the Closing Date and shall be duly executed by Sellers, as applicable.
               (b) Purchaser shall deliver, or cause to be delivered by the appropriate Purchaser Affiliate, to Sellers, as applicable, the following:
                    (i) the Adjusted Closing Payment in accordance with Section 1.3.1 hereof;
                    (ii) a duly executed Assignment and Assumption Agreement;
                    (iii) duly executed Transition Agreements; and
                    (iv) such other documents as Sellers may reasonably request to consummate the transactions contemplated by this Agreement.
     All of the foregoing documents in this Section 2.2(b) shall be reasonably satisfactory in form and substance to Sellers, shall be dated as of the Closing Date and shall be duly executed by Purchaser.
               (c) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, certificates and other documents and instruments referred to in Article V hereof.
     2.3 Item to be Delivered after Closing. Within ten (10) days after the Final Working Capital has been agreed or finally determined in accordance with Section 1.3.2(b)(ii) and contemporaneously with any payment to be made by Sellers or Purchaser, as appropriate, in accordance with Section 1.3.2(b)(iii), Purchaser shall deliver to Sellers a certified check or wire transfer of immediately available funds to the Designated Account in an amount equal to the prepaid real property taxes attributable to the Detroit Facility in respect of any Tax Obligation attributable to the period after the Closing Date.

     2.4 Third-Party Consents. To the extent that the rights of any of Sellers under any Assumed Contract or other Purchased Assets may not be assigned without the approval, consent or waiver of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers shall use commercially reasonable efforts to obtain any such required approval(s), consent(s) and waiver(s) as promptly as possible. If any such approval, consent or waiver shall not be obtained or if any attempted assignment would be ineffective or would impair the rights of Purchaser, Worthington Warehouse or WS Michigan, as appropriate, under the Assumed Contract or other Purchased Asset in question so that Purchaser, Worthington Warehouse or WS Michigan, as appropriate, would not acquire the benefit of all such rights, the applicable Seller, to the maximum extent permitted by applicable Regulations and the Assumed Contract or other Purchased Asset, shall act after the Closing as agent of Purchaser, Worthington Warehouse or WS Michigan, as appropriate, in order to obtain for Purchaser, Worthington Warehouse or WS Michigan, as appropriate, the benefit of all such rights thereunder and shall cooperate with Purchaser in any other mutually agreeable arrangements to provide the benefit of all such rights to Purchaser, Worthington Warehouse or WS Michigan, as appropriate.
ARTICLE III — REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of Sellers. Sellers hereby, jointly and severally, represent and warrant to Purchaser, Purchaser Ohio Affiliate, Worthington Warehouse and WS Michigan that, as of the date hereof and as of the Closing Date, except for the exceptions set forth on the Disclosure SCHEDULE, each of which exceptions shall specifically identify the relevant subsection hereof to which such Disclosure SCHEDULE relates and shall be deemed to be representations and warranties as if made:
          3.1.1 Corporate Existence. Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Sellers has full corporate power and authority to conduct the Business as now conducted; to own, lease or use the assets, properties and rights that it purports to own, lease or use in connection with the Business and to perform all of its obligations under this Agreement, the Seller Closing Documents to which it is party and the Assumed Contracts. Each of the Sellers is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by such Seller requires it to be so qualified except where the failure to so qualify has not had, or would not have, a Material Adverse Effect. SCHEDULE 3.1.1 sets forth the jurisdiction of incorporation of each Seller and the jurisdictions in which GSSI and GSCNY are qualified as foreign corporations.
          3.1.2 Corporate Power; Authorization; Enforceable Obligations. Each Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement and each of the Seller Closing Documents to which it is a party. The execution, delivery and performance by each Seller of this Agreement and each of the Seller Closing Documents to which it is a party have been duly authorized by all necessary corporate and shareholder action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes, and each of the Seller Closing Documents (to which each Seller is a party) when executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter affecting the enforcement of creditors’ rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

          3.1.3 Validity of Contemplated Transactions, Etc. Except as set forth on SCHEDULE 3.1.3, neither the execution, delivery and performance of this Agreement or the Seller Closing Documents by any of the Sellers, nor the consummation of the transactions contemplated hereby or thereby violates, conflicts with or results in the breach of, or will violate, conflict with or result in the breach of, any term, condition or provision of, or requires or will require the consent of any other Person under: (a) any Regulation to which any of the Sellers, the Business, any of the Purchased Assets or CPI is subject; (b) any Order to which any of the Sellers, the Business, any of the Purchased Assets or CPI is subject; (c) the charter or organizational documents of, or any securities issued by, any of the Sellers, CPI or the Partnership; or (d) any Encumbrance, Contract (including any collective bargaining agreement), Employee Plan, Authorization, or other instrument, document or undertaking, oral or written, to which any Seller or CPI is a party or by which any Seller, the Business, any of the Purchased Assets or CPI is otherwise bound or affected, which violation, conflict or breach, in the case of this clause (d), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of any Seller or CPI thereunder if such termination, modification, acceleration or other change would have a Material Adverse Effect. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required (i) in connection with the execution, delivery and performance of this Agreement or any of the Seller Closing Documents by any of the Sellers or the consummation of the transactions contemplated hereby or thereby, or (ii) to enable Purchaser, Worthington Warehouse and WS Michigan to continue to operate the Business in the same manner as operated prior to Closing.
          3.1.4 Ownership; Options. (a) Except for this Agreement, there are no existing Contracts, options, commitments or rights with, of, or to, any Person to acquire any of the assets, properties or rights included in the Purchased Assets or any interest therein, except for those Contracts entered into in the ordinary course of business consistent with past practice for the sale of inventory of the Business;
               (b) The authorized capital stock of CPI consists of one thousand (1,000) shares of Class A voting common stock, par value One Dollar ($1.00) per share, and one thousand (1,000) shares of Class B non-voting common stock, par value One Dollars ($1.00) per share. Parent is the owner of thirty-five (35) shares of Class A voting common stock of CPI and sixty-five (65) shares of Class B non-voting common stock of CPI which shares of Class A voting common stock and Class B non-voting common stock (hereinafter, the “CPI Shares”) constitute all the issued and outstanding capital stock of CPI. The CPI Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.
               (c) There is no existing option, warrant, call, right, commitment or other agreement of any character to which any of the Sellers is a party or which is binding on any of the Sellers which requires, and there are no securities of CPI or any of the Sellers or any Seller Affiliate outstanding which, upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities in CPI or the issuance of securities convertible into or exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of CPI.

          3.1.5 No Interest in Other Entities.
               (a) Except for the CPI Shares and the partnership interest in the Partnership owned by CPI, there are no shares of capital stock or other equity interests in any Person which are included in the Purchased Assets. GSSI does not have any assets, properties or rights which are not used in the Business or conduct any business other than that described in Recital A of this Agreement. CPI does not have any assets, and has never had any assets, other than the partnership interest in the Partnership and an intercompany receivable from Parent attributable to Partnership distributions, and does not conduct and has not conducted any business.
               (b) Except as set forth on SCHEDULE 3.1.5(b), Parent has no assets related to or used in the Business other than the CPI Shares.
               (c) Except as set forth on SCHEDULE 3.1.5(c), GSCNY does not have any assets at the Detroit Facility which are not included in the Purchased Assets.
          3.1.6 Financial Statements. Seller has delivered to Purchaser true and complete copies of (a) unaudited balance sheets of the combined operations of GSSI at the Buffalo Facility and the Cleveland Facility as of December 31, 2007, December 31, 2008 and September 30, 2009 and the related unaudited statements of income of the combined operations of GSSI at the Buffalo Facility and the Cleveland Facility for the twelve (12) months ended December 31, 2007 and 2008 and the nine (9) month period ended September 30, 2009 (September 30, 2009 being hereinafter referred to as the “Interim Balance Sheet Date”); (b) unaudited balance sheets of the operations of GSCNY at the Detroit Facility as of December 31, 2007, December 31, 2008 and September 30, 2009 and the related unaudited statements of income of the operations of GSCNY at the Detroit Facility for the twelve (12) months ended December 31, 2007 and 2008 and the nine (9) month period ended September 30, 2009 (the balance sheet of the combined operations of GSSI at the Buffalo Facility and the Cleveland Facility as of September 30, 2009 and the balance sheet of GSCNY with respect to the operations of GSCNY at the Detroit Facility as of September 30, 2009 being hereinafter collectively referred to as the “Interim Balance Sheet”); (c) the unaudited balance sheet of the combined operations of GSSI at the Buffalo Facility and the Cleveland Facility as of December 31, 2009 and the unaudited balance sheet of the operations of GSCNY at the Detroit Facility as of December 31, 2009 (such balance sheets being hereinafter collectively the “Balance Sheet” and December 31, 2009 being hereinafter the “Balance Sheet Date”); and (d) the unaudited statements of income of the combined operations of GSSI at the Buffalo Facility and the Cleveland Facility for the twelve (12) months ended December 31, 2009 and the unaudited statement of income of the operations of GSCNY at the Detroit Facility for the twelve (12) months ended December 31, 2009 (all of the balance sheets and statements of income identified in the preceding provisions of this Section 3.1.6 being hereinafter collectively referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Business at the dates indicated and, fairly present the results of operations of the Business for the periods indicated.
          3.1.7 Accounts Receivables. The accounts receivables of the Business as set forth on the Balance Sheet or arising since the Balance Sheet Date and reflected in Sellers’ books of account have arisen solely out of bona fide sales of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, and, to the knowledge of the Sellers, represent valid obligations of the Sellers. SCHEDULE 3.1.7 contains a complete and accurate list of (a) the Cleveland/Buffalo Receivables and (b) the Detroit Receivables, each as of the Balance Sheet Date, which list sets forth the aging of each such account receivable.

          3.1.8 Inventory. All inventory of the Business as set forth on the Balance Sheet or acquired since the Balance Sheet Date and reflected in Sellers’ books of account and records was acquired and has been maintained in the ordinary course of business consistent with past practice, to the knowledge of Sellers, is of a quality and quantity usable, and, in the case of finished goods, salable, in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, and excess inventory, all of which have been reserved for in the Balance Sheet or on the accounting records of Sellers consistent with the Accounting Principles. No Seller is under any Liability or Obligation with respect to the return of inventory in the possession of suppliers, distributors, resellers or customers in connection with the Business.
          3.1.9 Absence of Undisclosed Liabilities. There are no Liabilities and/or Obligations of the Sellers with respect to the Business, except those Liabilities or Obligations:
               (a) set forth on the Balance Sheet and not heretofore paid or discharged;
               (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;
               (c) arising under the terms of the Assumed Contracts;
               (d) arising with respect to environmental matters disclosed pursuant to Section 3.1.23; and
               (e) set forth on SCHEDULE 3.1.9(e).
          3.1.10 Taxes and Tax Returns. All Tax Returns of each Seller and CPI have been timely filed after taking into account any permitted extensions, with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns of the applicable Seller or CPI, as the case may be, are required to be filed and all such Tax Returns properly reflect the liability of the applicable Seller or CPI, as the case may be, for Taxes for the periods, property or events covered thereby. All such Tax Returns were true, correct and complete in all material respects when filed. All Taxes, including, without limitation, those which are called for by the Tax Returns or heretofore or hereafter claimed to be due by any taxing authority from each Seller and CPI, as applicable, have been properly accrued or paid and the amount of accruals for Taxes recorded by each Seller and CPI on its books (other than deferred Taxes to reflect timing differences between book and Tax income) are adequate to cover the Tax liabilities of such Seller or CPI, as applicable, in all material respects. None of the Sellers or CPI has received any notice of assessment or proposed assessment in connection with any Tax Returns of any Seller or CPI, as applicable, and, except as set forth in SCHEDULE 3.1.10, there are no pending Tax examinations of or Tax claims asserted or proposed against any of the Sellers with respect to the Business or any of the Purchased Assets or against CPI. Except as set forth in SCHEDULE 3.1.10, no request to extend or waive the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax liability of any Seller or CPI is currently pending and none of the Sellers or CPI has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. Except as set forth on SCHEDULE 3.1.10, during the five (5) year period ending on the date hereof no claim has been made, and no other claim is currently outstanding, by an authority in a jurisdiction where a Seller or CPI, as applicable, does not file a Tax Return that such Seller or CPI, as applicable, is or may be subject to taxation by that jurisdiction (in the case of a Seller, with respect to the Business or any Purchased Assets). There are no Tax liens (other than any lien for current Taxes not yet due and payable) on any of the Purchased Assets or any of the CPI Assets. None of the Sellers has any knowledge of any basis for any additional assessment of any

Taxes relating to the Business. Each Seller has made all deposits required by applicable Regulations to be made by it with respect to withholding and other employment Taxes payable with respect to employees of the Business, including, without limitation, the portion of such deposits relating to Taxes imposed upon such Seller. Except as set forth in SCHEDULE 3.1.10, there are no tax-sharing agreements or arrangements in effect pursuant to which any of the Sellers or CPI is obligated to pay the tax liability of any other Person, or to indemnify any other Person with respect to any Taxes. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. Each of Parent, CPI, GSSI and GSCNY (a) is not and has not been a member of an “affiliated group” filing a consolidated federal income Tax Return other than the group of which Parent is the common parent (the “Seller Group”) and (b) has no liability for the Taxes of any other Person (other than members of the Seller Group) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise. CPI has withheld and paid all Taxes required to have been withheld and paid, if any, in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party. Sellers have delivered to Purchaser correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by CPI for any taxable period ended on or after December 31, 2006. CPI has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments, that will not be fully deductible under Section 280G of the Code. CPI has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, except for those which relate to positions taken by the Partnership and reflected on the K-1s received by CPI from the Partnership. CPI will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting of CPI for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          3.1.11 Books of Account. The books of account and records of Sellers with respect to the Business are complete and correct; represent actual, bona fide transactions; and have been maintained in accordance with good business practices. The Sellers have not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of any of the Sellers in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the books of account and records of the Business.
          3.1.12 Existing Condition. Since the Interim Balance Sheet Date, the Sellers have not:

               (a) except as set forth on SCHEDULE 3.1.12(a), incurred any Liability or Obligation with respect to the Business other than any Liability or Obligation incurred in the ordinary course of business consistent with past practice, discharged or satisfied any material Encumbrance or paid any material Liability or Obligation, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liability or Obligation the failure of which to pay or discharge has caused or will cause any material damage or risk of material loss to the Business or any of its assets, properties or rights;
               (b) except as set forth on SCHEDULE 3.1.12(b), sold, encumbered, assigned or transferred any material assets, properties or rights which would have been included in the Purchased Assets if the Closing had been held on the Balance Sheet Date or on any date since then, except for the sale of inventory by the Business in the ordinary course of business consistent with past practice;
               (c) except as set forth on SCHEDULE 3.1.12(c), created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of their assets, properties or rights to any Encumbrance, except for any Permitted Liens;
               (d) except as set forth on SCHEDULE 3.1.12(d), made or suffered any amendment, modification or termination of any Material Contract or Employee Plan with respect to the Sellers, the Business or its employees, or by which the Business or any of the Purchased Assets are bound or affected, or canceled, modified or waived any debts or claims held by them or waived any rights whether or not in the ordinary course of business, which amendment, modification, termination, cancellation or waiver, individually or in the aggregate, has had or would have a Material Adverse Effect;
               (e) materially changed any of the Accounting Principles followed by Sellers for book or Tax purposes or the methods of applying such Accounting Principles;
               (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially affecting the Business, or its operations, assets, properties, rights, or condition (financial or otherwise) or suffered any repeated, recurring or prolonged material shortage, cessation or interruption of supplies or utilities or other services required to conduct the Business and its operations;
               (g) except as set forth on SCHEDULE 3.1.12(g), suffered any material adverse change in the Business or its operations, assets, properties, rights, or condition (financial or otherwise);
               (h) received notice or had knowledge of any occurrence, event or condition which has had or would reasonably be expected to have a Material Adverse Effect except as set for on SCHEDULE 3.1.12(h) and except for any change, event or circumstance existing, resulting from, relating to or arising out of: (i) general economic conditions, including changes in: (A) financial or credit market conditions; (B) interest rates or currency exchange rates; or (C) the price of commodities or raw materials, including steel, used in the Business; or (ii) conditions affecting the market for processed steel;
               (i) except as set forth on SCHEDULE 3.1.12(i), made commitments or Contracts for capital expenditures or capital additions or betterments with respect to the Business exceeding $25,000 individually and $150,000 in the aggregate; provided that for purposes of this Section 3.1.12(i) only, the Balance Sheet Date shall be the reference date in lieu of the Interim Balance Sheet Date;

               (j) except as set forth on SCHEDULE 3.1.12(j), increased the salaries, other compensation or benefits of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of their respective officers, directors, employees, independent contractors or consultants or made any increase in, or any addition to, other benefits to which any such Persons may be entitled, except for annual salary increases or bonus awards to employees of the Business made in the ordinary course of business consistent with past practice as explained on SCHEDULE 3.1.12(j), or entered into or amended any employment, severance or similar agreement with any officer, director or employee of Business; or
               (k) entered into any Contract to do any of the foregoing.
          3.1.13 Title to Purchased Assets. Sellers have good and valid title to all of the Purchased Assets other than the Cleveland Real Property and the Detroit Real Property (the respective titles of GSSI and GSCNY to which is as described in the Title Commitments), free and clear of all Encumbrances, except for Permitted Liens and those Encumbrances listed on SCHEDULE 3.1.13 which, except for the filing of any required UCC-3 termination statements and any discharge of mortgage (which will be filed promptly following the receipt by Sellers of the Adjusted Closing Payment) will be released at Closing. Sellers warrant to Purchaser, Purchaser Ohio Affiliate, Worthington Warehouse and WS Michigan that, at the time of the Closing, the Purchased Assets shall, except for the filing of any required UCC-3 termination statements and any discharge of mortgage (which will be filed promptly following the receipt by Sellers of the Adjusted Closing Payment), be free and clear of all Encumbrances, except for Permitted Liens.
          3.1.14 Tangible Assets. To the knowledge of Sellers, all material equipment and material tangible property included in the Purchased Assets are usable in the ordinary course of business consistent with past practice, and conform to all applicable Regulations and Authorizations relating to their use and operation, excluding such minor failures to conform which, in the aggregate, have not had, and would not have, a Material Adverse Effect. Sellers have maintained the material equipment which is included in the Purchased Assets consistent with normal practice, have not, except as set forth in SCHEDULE 3.1.14, delayed in any material respects, any scheduled maintenance to any such material equipment, and, to the knowledge of Sellers, no material maintenance or replacement costs need to be expended as of the Closing Date in connection with the material equipment which is included within the Purchase Assets.
          3.1.15 Compliance with Regulations; Authorizations. The Sellers have, in all material respects, complied with each, and are not in violation of any, Regulation to which the Business or any of the Purchased Assets are subject, excluding such minor failures to comply and violations which, in the aggregate, have not had, and would not have, a Material Adverse Effect. Except as set forth in SCHEDULE 3.1.15, Sellers have not received any written notice or other formal communication regarding a failure of the Business to comply with, or a violation of, any Regulation. Sellers own, hold, possess and lawfully use in the operation of the Business all Authorizations which are required for the conduct the Business or for the ownership and use of the Purchased Assets, except those Authorizations which, if not owned, held or possessed by Sellers, would not have a Material Adverse Effect. SCHEDULE 3.1.15 contains a list of all Authorizations owned, held or possessed by any of the Sellers in connection with the Business. Sellers have complied with the Authorizations listed in SCHEDULE 3.1.15 and are not in violation of any such Authorizations except failures to comply with such Authorizations or violations of such Authorizations which have not had and would not have a Material Adverse Effect. Sellers have not received any written notice or other formal communication from any Person regarding any failure of the Business or the Purchased Assets to comply with or a violation by the Business or Purchased Assets of any Authorization. To the knowledge of Sellers, all Authorizations listed on SCHEDULE 3.1.15 or which are necessary for the Business, if transferable to Purchaser, are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. Except as set forth on SCHEDULE 3.1.15, none of the Sellers or any Seller Affiliate owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization listed on SCHEDULE 3.1.15.
          3.1.16 Litigation. Except as set forth on SCHEDULE 3.1.16, no Proceeding is pending or, to the knowledge of Sellers, threatened against any of the Sellers which relates to the Business, the Purchased Assets or the transactions contemplated by this Agreement and, to the knowledge of Sellers, there is no basis for any such Proceeding. None of the Sellers is a party to, or subject to the provisions of, any Order which, individually or in the aggregate, has had, or would have, a Material Adverse Effect or would materially adversely affect the transactions contemplated by this Agreement.
          3.1.17 Transactions with Affiliates.
               (a) Except for the ownership by the officers and directors of the Sellers of shares of common stock of Parent and ownership by the officers and directors of the Sellers of shares of stock or other equity interests in any publicly-traded entities which may, directly or indirectly, have a material relationship with the Business, no director or officer of any of the Sellers, no member of the immediate family of any such Person and no Affiliate of any such Person, has any ownership, financial or profit interest in any entity that is a party to any Material Contract which is binding upon GSSI, GSCNY in connection with its operation of the Detroit Facility, the Purchased Assets or CPI or in any entity that has a material relationship with the Business or CPI.
               (b) Except as set forth on SCHEDULE 3.1.17, no Seller Affiliate provides to the Business any products, assets, services or facilities used in connection with the Business which is not provided by or through the Purchased Assets or the Excluded Assets; and the Business does not provide any products, assets, services or facilities to any Seller Affiliate.
          3.1.18 Insurance. The assets, properties and operations of Sellers with respect to the Business are insured under policies of general liability and other forms of insurance, all of which are set forth in SCHEDULE 3.1.18, which SCHEDULE discloses for each policy the risks insured against, coverage limits and the amount of the deductibles provided by such policies with respect to claims thereunder. All such policies are in full force and effect in accordance with their respective terms, no notice of cancellation has been received, and there is no existing default or, to the knowledge of Sellers, any event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, in either case, which default, individually or in the aggregate, has had, or would have, a Material Adverse Effect. All premiums payable with respect to such policies have been paid as required by the terms of such policies. During the five (5) year period ending on the date hereof, Sellers have not been refused any insurance coverage, nor has any insurance coverage been cancelled or limited by any insurance carrier which provides insurance coverage to any of the Sellers with respect to the Business or to which any of the Sellers has applied for insurance coverage with respect to the Business.
          3.1.19 Agreements, Contracts and Commitments. SCHEDULE 3.1.19 contains a complete and accurate list of the following Contracts (hereinafter referred to as the “Material Contracts”) to which any of the Sellers is a party with respect to the Business or by which the Business or any of the Purchased Assets may be bound or affected and, in each case, which has not expired by its terms:

               (a) (i) any collective bargaining Contract; (ii) any written or material oral Contract with any Seller Affiliate; (iii) any written or material oral Contract with any officer or director of any of the Sellers; (iv) any written or material oral Contract with any consultant or advisor to any of the Sellers with respect to the Business; and (v) any written or material oral Contract with any employee of the Business;
               (b) any written or material oral Contract for the purchase by any Seller of products or services to be used in the Business which Contract: (i) was not entered into in the ordinary course of business; or (ii) requires payments to be made by any Seller during any twelve (12) consecutive month period in excess of $250,000.00;
               (c) any Contract of any of the Sellers to sell or supply products of the Business or to perform services using employees of the Business, which Contract: (i) was not entered into in the ordinary course of business; or (ii) provides for payments expected to be in excess of $750,000.00 to be made to any Seller over any future twelve (12) consecutive month period with respect to products of the Business or services provided by employees of the Business;
               (d) any distribution, dealer, partnership, joint venture, representative, sales agency or similar Contract;
               (e) any lease of real property used in the Business or any lease of personal property used in the Business providing for annual rental payments in excess of $25,000.00 under which any of the Sellers is either lessor or lessee;
               (f) any note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money or any guarantee, pledge or undertaking relating to the indebtedness of any other Person;
               (g) Any Contract with any of the Sellers providing for the creation or continuance of any Encumbrance affecting the Business or any of the Purchased Assets other than Encumbrances which are Permitted Liens;
               (h) any Contract providing for any capital expenditure or leasehold improvements to be made in connection with the Business or the Purchased Assets and which provides for payments to be made by any of the Sellers in excess of $25,000;
               (i) any Contract limiting or restraining any of the Sellers, the Business or the employees of the Business whose knowledge is attributed to the Sellers pursuant to Section 10.13 hereof from engaging or competing in any manner in the steel processing business, from disclosing any confidential information of the Business, from misappropriating any trade secrets of the Business or from employing any Person, from using products which are competitive with any products of any customer, vendor, supplier, distributor, contractor or other Person or requiring any of the Sellers or the Business to deal exclusively with or grant exclusive rights to any customer, vendor, supplier, distributor, contractor or other Person;
               (j) any material license, franchise, computer service, distributorship or other Contract which relates in whole or in part to any Intellectual Property of any third Person used by any of the Sellers in the conduct of the Business;

               (k) any Contract providing for the purchase by any of the Sellers of any products, services or inventory to be used by the Business and any Contract providing for the sale by any of the Sellers of any products produced by the Business or the performance of services by any employees of the Business, in each case, if such Contract provides for payments in excess of $50,000.00 and provides for the purchase by the Business of minimum quantities or percentages of products, services or inventory or for the purchase of minimum quantities or percentages of products produced by the Business or services performed by the Business or any sales Contracts with customers of the Business which provide for rebates or other monetary concessions in favor of any customer of a Seller;
               (l) any Contract entered into by any Seller or any Seller Affiliate at any time during the sixty (60) calendar month period ending on the date hereof concerning any acquisition or divestiture of all or a substantial portion of the assets and related liabilities of, or any acquisition or divestiture of all the outstanding equity interests of, any operating business which is now or, prior to any such divestiture was, included within the assets of Business;
               (m) the Partnership Agreement for the Partnership and any related documents;
               (n) Contracts for the sale of products at a fixed price (“Fixed Price Contracts”) which Contracts have no counterpart or related Contract entered into by GSSI with suppliers for the specific purpose of fixing the price of raw materials required to perform such Fixed Price Contracts (such Fixed Price Contracts being hereinafter “Unmatched Fixed Price Contracts”) and pursuant to which the aggregate amount of tons of product to be delivered by GSSI is five hundred (500) or more tons; and
               (o) any other Contract material to the Business.
     Each of the Material Contracts is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter affecting the enforcement of creditors’ rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. Each of the Sellers is, and to the knowledge of Sellers, all other parties to the Material Contracts are, in compliance with the provisions thereof, excluding such minor failures to comply which, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. None of the Sellers is, and to the knowledge of Sellers, no other party to the Material Contracts is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, excluding such minor defaults which, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder, excluding such defaults which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except for the Excluded Contracts and except as set forth and described on SCHEDULE 3.1.19 of the Disclosure SCHEDULE, none of the Material Contracts requires the consent of any party to its assignment in connection with the transactions contemplated by this Agreement.
     Prior to the date hereof, Sellers have provided Purchaser with copies of all Material Contracts other than Excluded Contracts and other than Contracts which are to be provided in accordance with Section 4.1.12.

     The aggregate amount of tons of products required to be delivered pursuant to all Unmatched Fixed Price Contracts which, individually, provide for the delivery of less than five hundred (500) tons of products, is less than one thousand five hundred (1,500) tons.
          3.1.20 Labor Matters. Except for the failure to deliver, if and to the extent required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), written notice to employees employed at the Cleveland Facility with respect to the termination of their employment with GSSI on the Closing Date, each of the Sellers has complied and is in compliance with all Regulations and Authorizations relating to employment of employees of the Business, including, without limitation, all Regulations and Authorizations relating to equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing (including, without limitation, the WARN Act), excluding such minor failures to comply which, in the aggregate, have not had, and would not have, a Material Adverse Effect. None of the Sellers has any liability for the payment of any compensation, wages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Regulations and Authorizations with respect to employment of any employees or consultants of the Business. There is no unfair labor practice charge or complaint pending against any of the Sellers, or to knowledge of Sellers, threatened, before the National Labor Relations Board. During the thirty-six (36) calendar months immediately preceding the date hereof, none of the Sellers has suffered any strike, picketing or work stoppage or, to the knowledge of the Sellers, any slowdown, by any union or other group of employees affecting the Business and, to the knowledge of Sellers, no such strike, slowdown, picketing or work stoppage is threatened against the Business. Except as set forth on SCHEDULE 3.1.20, the Business is not a party to any collective bargaining agreement; no collective bargaining agreement determines the terms and conditions of employment of any employee of the Business; no collective bargaining agent has been certified as a representative of any of the employees of any Seller; and no representation campaign or election is now in progress or, to the knowledge of Sellers, threatened with respect to any of the employees of the Business. SCHEDULE 3.1.20 contains the names and titles of and, to the extent applicable, current annual base salaries for all employees of the Business. To the knowledge of Sellers, no employee of the Business is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights Contract, between such employee and any other Person or entity that in any way adversely affects the performance of such employee’s duties as an employee of the Business.
               (a) (i) All wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for services performed for the Business by employees and former employees of Sellers that were or are engaged in the Business, and (ii) the monetary obligations of the Business under any employment or labor practices and policies, or any collective bargaining agreement or individual agreement to which any of the Sellers is a party, or by which any of the Sellers may be bound, have been paid or, to the extent earned or incurred but not yet due, accrued in full on the books and records of the Business in accordance with the Accounting Principles.

               (b) Neither GSSI nor GSCNY is subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former employee of the Business or any applicant for employment, with any labor union or other employee representative of the Business, or with any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies of GSSI and/or GSCNY in connection with the Business which remains unresolved or outstanding. No Governmental Authority has issued an Order with respect to the employment and labor practices or policies of GSSI or GSCNY in connection with the Business which remains unresolved or outstanding.
               (c) CPI does not have, and has never had, any employees.
          3.1.21 Employee Benefits. Sellers have listed on SCHEDULE 3.1.21 and provided Purchaser with a complete and correct copy of each: (a) “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (b) specified fringe benefit plans, as defined in Section 6039D of the Code; and (c) other material plans, funds, programs or arrangements, written or unwritten, which are maintained or contributed to by any of the Sellers or which otherwise provide any employee benefit to employees of the Business (collectively (a), (b) and (c), are hereinafter referred to as the “Employee Plans”). Each Employee Plan has been administered in substantial compliance with applicable Regulations, including, but not limited to, the provisions of ERISA and the Code, and in substantial compliance with the terms of such Employee Plan. Each Seller has, at all times, complied, and currently complies, in all material respects, with the applicable continuation coverage requirements for its group health plans, as defined in Code Section 5000(b)(1), including Section 4980B of the Code, Sections 601 through 608, inclusive, of ERISA, and any applicable state statutes mandating health insurance continuation coverage for employees. There is no material pending or, to the knowledge of Sellers, threatened litigation relating to any Employee Plan, nor, to the knowledge of Sellers, is there any basis for any such litigation. None of the Sellers nor any fiduciary of any Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject any Seller or Purchaser, Worthington Warehouse or WS Michigan to a tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.
          3.1.22 Intellectual Property.
               (a) Except as set forth in SCHEDULE 3.1.22, Sellers own or are licensed to use all material Intellectual Property used in connection with the Business. “Intellectual Property” means the following, whether registered or unregistered and includes those arising under common law: (i) patents, trademarks, service marks, trade dress, copyrights, domain names, trade names, corporate names, fictitious business names and logos and applications therefor (collectively, “Patents and Names”); and (ii) computer software and related object and source codes, technologies, methods, manufacturing formulations, databases, designs, plans, processes, trade secrets, customer lists, confidential business information, know-how, proprietary information, inventions and other intellectual property rights (“Other Intellectual Property”).
               (b) SCHEDULE 3.1.22(b) sets forth a true, accurate and complete list of (with, as applicable, a reasonable description that reasonably identifies) all registered Patents and Names, owned by or licensed to any of the Sellers and used in connection with the Business, and all federal, state, local and foreign registrations, filings and applications with respect to or seeking to register such Intellectual Property.

               (c) Except for shrink-wrap or click-wrap software or off-the-shelf software, SCHEDULE 3.1.22(c) sets forth a true, accurate and complete list of all licenses, sublicenses, assignments and other Contracts or restrictions under which any of the Sellers is a licensor, licensee, assignor or assignee of any material Intellectual Property which is used in the conduct of the Business or to which a Purchased Asset is bound. Sellers have performed all obligations imposed by the terms of any such license, sublicense, assignment and other Contract or restriction to the extent such obligations are required to be performed on or prior to the date hereof, and neither the Sellers nor, to the knowledge of Sellers, any other party thereto, is in breach of or default thereunder in any respect, nor, to the knowledge of Sellers, is there any event which with notice or lapse of time or both would constitute a default thereunder, excluding minor breaches and defaults which, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. All of the Intellectual Property licenses, sublicenses, assignments and other Contracts or restrictions listed on SCHEDULE 3.1.22(c) (and including also any shrink-wrap, click-wrap, and off-the-shelf software licenses) are valid and enforceable against the parties thereto in accordance with their respective terms except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter affecting the enforcement of creditors’ rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
               (d) None of the Intellectual Property listed on SCHEDULE 3.1.22(b) or SCHEDULE 3.1.22(c) is subject to any outstanding Order and no Proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of Sellers, threatened, which challenges the validity, enforceability, ownership, Use or licensing of such Intellectual Property.
               (e) Except as set forth on SCHEDULE 3.1.22(e), to the knowledge of Sellers, the Business has not and does not infringe upon or unlawfully or wrongfully use any Patents and Names or Other Intellectual Property owned or claimed by another Person, and none of the Sellers has received any written or other formal notice of any claim or threat of infringement or any other claim or proceeding relating to any such, Patents and Names or Other Intellectual Property.
               (f) If and to the extent that any registered Intellectual Property which is used in the Business or any Intellectual Property for which an application for registration has been filed with respect to the Business, has been developed or invented by any employee of the Business, the Sellers have obtained an assignment of all rights of any such employee to any such Intellectual Property. To the knowledge of Sellers, no Person is infringing upon or otherwise violating or misappropriating the Intellectual Property rights of the Business and no claim is currently pending or threatened against a third party alleging infringement or misappropriation or a violation of the Intellectual Property of the Business. No Proceeding is pending and no claim has been made against any Seller or, to the knowledge of Sellers, is threatened, which contests the right of Sellers to sell or license, or the Business to use, the Intellectual Property of the Business.
               (g) Except as set forth on SCHEDULE 3.1.22(g), none of the Sellers is a party to or bound by any license or other Contract requiring the payment by such Seller or its assigns of any royalty payment or license fee, excluding standard licenses relating to software licensed by the Business for use solely on the computers of the Business for its internal business purposes.

          3.1.23 Environmental Matters.
               (a) Except as set forth in SCHEDULE 3.1.23(a), each of GSSI and GSCNY is and at all times has been in compliance in all material respects with all applicable Environmental Requirements relating to the conduct of the Business and/or the property owned, leased or operated by GSSI or GSCNY at any time prior to the date hereof in connection with the Business (“Seller Property”) and the Use of Seller Property, and none of the Sellers has engaged in any Environmental Activity at, nor has any Environmental Activity otherwise occurred on or in connection with, the conduct of the Business or the Use of any of the Seller Property in violation of any applicable Environmental Requirements except for violations which have been disclosed in SCHEDULE 3.1.23(a) or remediated by Sellers as required by applicable Environmental Requirements and disclosed in SCHEDULE 3.1.23(a) and as to which, to the knowledge of Sellers, the Business has no further Liability or Obligation.
               (b) Except as set forth in SCHEDULE 3.1.23(b), no Proceedings are pending or, to the knowledge of Sellers, are or have been threatened, in connection with any Environmental Activity, or alleged Environmental Activity, (i) of any of Sellers, (ii) relating to the Business or (iii) relating to the Seller Property.
               (c) No claims have been made or, to the knowledge of Sellers, threatened against any of the Sellers or any Seller Property with respect to conduct of the Business or against any Purchased Assets relating to damage, contribution, cost recovery, compensation, penalty, loss or injury relating to any Hazardous Substance or any Environmental Activity, except for claims or threatened claims set forth on SCHEDULE 3.1.23(c).
               (d) Sellers have no knowledge of any liability, absolute or contingent, existing in connection with any Environmental Activity engaged in by any of the Sellers in connection with the conduct of the Business or with respect to the Purchased Assets which would have a Material Adverse Effect.
               (e) Except as set forth in SCHEDULE 3.1.23(e), to the knowledge of Sellers, no Hazardous Substances have been released into or from the Seller Property or any component thereof, and no notices, no steps regarding releases of Hazardous Substances and no institutional controls are required pursuant to Environmental Requirements.
               (f) Except as set forth in SCHEDULE 3.1.23(f), no written notice, order, directive, complaint or other formal communication has been made or issued by a Governmental Authority or other Person alleging the occurrence of Environmental Activity by the Business or on the Seller Property in violation of any Environmental Requirements.
               (g) Except as set forth in SCHEDULE 3.1.23(g), to the knowledge of Sellers, none of the Purchased Assets or the Business Property has been used for Hazardous Substance disposal or has been contaminated by Hazardous Substances.
               (h) To the knowledge of Sellers, none of the operations of Sellers in respect of the Business or its activities have contaminated lands, waters or other property of others with hazardous waste or Hazardous Substances in violation of any Environmental Requirements.

               (i) Except as set forth on SCHEDULE 3.1.23(i): (i) no Person is required to take any response action under Environmental Requirements related to the Business, the Purchased Assets or the Business Property; (ii) to the knowledge of Sellers, there are no Hazardous Substances located on or in the ground or in the ground water under the Seller Property, except for Hazardous Substances in concentrations which would not (A) exceed applicable human health exposure levels, or clean-up or response thresholds established by Environmental Law or (B) otherwise have a Material Adverse Effect; and (iii) no underground storage tanks are or have been located on the Business Property.
               (j) Sellers have provided to Purchaser correct and complete copies of all environmental assessments, audits, reports or investigations prepared by or for Sellers or any Seller Affiliate, or otherwise in the control of Sellers or any Seller Affiliate, and relating to the Business or the Seller Property.
               (k) Except as set forth in SCHEDULE 3.1.23(k), Sellers have obtained all Authorizations necessary to satisfy all applicable Environmental Requirements involving the Business, the Purchased Assets or the Seller Property, and has paid all fees (including, without limitation, late fees) associated with such Authorizations.
               (l) Sellers agree to cooperate with Purchaser and Worthington Warehouse to the extent reasonably requested in connection with Purchaser’s or Worthington Warehouse’s application for the transfer, renewal or issuance of appropriate Authorizations.
               (m) CPI has never owned, operated or leased any facility or real property or engaged in any Environmental Activity.
          3.1.24 Real Property.
               (a) The Cleveland Real Property comprises all of the Real Property owned or leased by any of the Sellers that is used by Sellers and the Business in the Cleveland, Ohio area;
               (b) The Detroit Real Property comprises all of the Real Property owned or leased by any of the Sellers that is used by Sellers and the Business in the Detroit, Michigan area;
               (c) Subject to the recording of any applicable mortgage discharge (which Sellers shall do promptly upon receipt of the Adjusted Closing Payment), at Closing, GSSI will convey to Purchaser by general warranty deed title to the Cleveland Real Property and GSCNY will convey to Worthington Warehouse by general warranty deed title to the Detroit Real Property, in each case, free and clear of any Encumbrances other than the Permitted Liens;
               (d) Sellers have not received any written notice or formal communication that the whole or any part of the Cleveland Real Property or the whole or any part of the Detroit Real Property is subject to any Proceedings for condemnation, eminent domain or other taking by any Governmental Authority and to the knowledge of Sellers, no such condemnation or other takings is threatened. Sellers have not received any formal notice from any Governmental Authority concerning any actual or contemplated public improvements made or to be made by any Governmental Authority, the costs of which are or could become special assessments against or an Encumbrance upon the Cleveland Real Property or the Detroit Real Property and, to the knowledge of Sellers, no such public improvement is threatened;

               (e) Other than Permitted Liens (including those set forth on SCHEDULE 3.1.24(e)), there are no contract rights, leases, subleases, licenses or other Contracts, written or oral, granting to any party the right of purchase, use or occupancy related to any portion of the Cleveland Real Property or the Detroit Real Property;
               (f) Except set forth on SCHEDULE 3.1.24(f), the Cleveland Real Property and the operation or maintenance thereof as operated and maintained by GSSI prior to the Closing Date do not: (i) contravene any existing zoning law or other existing administrative Regulation (including, but not limited to, those relating to land use, building, fire, health and safety); or (ii) violate any existing restrictive covenant or any existing legal requirement;
               (g) Except set forth on SCHEDULE 3.1.24(g), the Detroit Real Property and the operation or maintenance thereof as operated and maintained by GSCNY prior to the Closing Date do not: (i) contravene any existing zoning law or other existing administrative Regulation (including, but not limited to, those relating to land use, building, fire, health and safety); or (ii) violate any existing restrictive covenant or any existing legal requirement;
               (h) The Amended and Restated Service Agreement (the “Service Agreement”) between GSSI and American Steel & Wire Corporation, filed for record on September 29, 1998 and recorded in Volume 98-12604, Page 39 of the Cuyahoga County, Ohio records is null and void and of no further force and effect; the Cleveland Real Property does not rely upon any of the services previously provided under the Service Agreement to supply utility services; the Cleveland Real Property is supplied with utilities adequate for the use and operation of the Business as conducted by GSSI as of the date hereof; and such utilities, to the knowledge of Sellers, extend to the Cleveland Real Property through legal rights of way or validly created easements.
               (i) The Detroit Real Property is supplied with utilities adequate for the use and operation of the Business as conducted by GSCNY as of the date hereof; and such utilities, to the knowledge of Sellers, extend to the Detroit Real Property through legal rights of way or validly created easements.
               (j) There are no adverse or other parties in possession of the Cleveland Real Property, or any part thereof, except Sellers. No party has been granted any license, lease or other right relating to the use or possession of the Cleveland Real Property or any part thereof.
               (k) There are no adverse or other parties in possession of the Detroit Real Property, or any part thereof, except Sellers. No party has been granted any license, lease or other right relating to the use or possession of the Detroit Real Property or any part thereof.
               (l) There is no option to purchase, right of first offer, right of first refusal or other provision granting any party any right to acquire: (i) the Cleveland Real Property or any portion thereof; or (ii) the Detroit Real Property or any portion thereof;
               (m) There are no Proceedings or outstanding Orders which are pending or, to the knowledge of Sellers, threatened against or which affect the Cleveland Real Property or the Detroit Real Property;
               (n) To the knowledge of Sellers, the Cleveland Real Property and the Detroit Real Property are not subject to any real property Tax increases or recapture of Taxes occasioned by retroactive revaluation, special assessments, changes in the land usage, or loss of any exemption or benefit status;

               (o) Except as set forth on SCHEDULE 3.1.24(o), Sellers have not entered into any Contracts affecting or impacting the Cleveland Real Property, which will bind Purchaser or the Cleveland Real Property on or after the Closing Date or any Contracts affecting or impacting the Detroit Real Property which will bind Worthington Warehouse or the Detroit Real Property on or after the Closing Date;
               (p) Except as set forth on SCHEDULE 3.1.24(p), the buildings and other improvements on the Cleveland Real Property conform to all applicable Regulations and Authorizations relating to their use and operation, excluding such minor failures to conform which, in the aggregate, have not had, and would not have, a Material Adverse Effect. Except as set forth on SCHEDULE 3.1.24(p), GSSI has maintained the buildings and improvements located on the Cleveland Real Property consistent with normal practice, has not delayed any appropriate maintenance, and to Sellers’ knowledge, no material maintenance or replacement costs need to be expended as of the Closing Date in connection therewith. There are no unpaid claims for labor, materials, or equipment on the Cleveland Real Property as a result of any improvement, repairs or alterations for which a mechanic’s lien or other claim could be filed by any Person;
               (q) Except as set forth on SCHEDULE 3.1.24(q), the buildings and other improvements on the Detroit Real Property conform to all applicable Regulations and Authorizations relating to their use and operation, excluding such minor failures to conform which, in the aggregate, have not had, and would not have, a Material Adverse Effect. Except as set forth in SCHEDULE 3.1.24(q), GSCNY has maintained the buildings and improvements located on the Detroit Real Property consistent with normal practice, has not delayed any appropriate maintenance, and to Sellers’ knowledge, no material maintenance or replacement costs need to be expended as of the Closing Date in connection therewith. There are no unpaid claims for labor, materials, or equipment on the Detroit Real Property as a result of any improvement, repairs or alterations for which a mechanic’s lien or other claim could be filed by any Person;
               (r) Sellers have obtained and delivered to Purchaser a commitment for an ALTA Owner’s Title Insurance Policy on the current form for the Cleveland Real Property and to Worthington Warehouse an ALTA Owner’s Title Insurance Policy on the current form for the Detroit Real Property; in each case issued by Chicago Title Insurance Company (the “Title Company”), together with copies of all documents referenced therein (the “Title Commitments”);
               (s) Sellers have delivered to Purchaser a correct and complete copy of the most recently performed survey of the Cleveland Real Property and to Worthington Warehouse a complete and correct copy of the most recently performed survey of the Detroit Real Property in Sellers’ possession or control; and
               (t) GSSI has received all required Authorizations required in connection with its use of the Cleveland Real Property and all buildings, improvements and personal property thereon, except where a failure to obtain such Authorizations would not individually or in the aggregate have a Material Adverse Effect. GSCNY has received all required Authorizations required in connection with its use of the Detroit Real Property and all buildings, improvements and personal property thereon, except where a failure to obtain such Authorizations would not individually or in the aggregate have a Material Adverse Effect

          3.1.25 Sufficiency of Purchased Assets. Except for the Buffalo Real Property: (a) the Purchased Assets include all of the assets, properties and other rights necessary for Purchaser, Worthington Warehouse and WS Michigan to conduct the Business after the Closing in substantially the same manner as the Business is conducted by Sellers prior to the Closing; and (b) no Person (other than Sellers) owns any asset, property or right necessary for Purchaser, Worthington Warehouse and WS Michigan to conduct the Business in substantially the same manner as it is conducted by Sellers prior to the Closing, except items disclosed in SCHEDULE 3.1.25.
          3.1.26 Customers and Suppliers. Listed on SCHEDULE 3.1.26 are the Business’ (a) twenty (20) largest customers; and (b)twenty (20) largest suppliers identified by name (in each case in terms of dollars), with whom or which the Business has done business since January 1, 2009. Except as set forth on SCHEDULE 3.1.26, Sellers do not know, or have reasonable grounds to know, that any such customer or supplier or any other customer or supplier material to the Business has terminated or expects to terminate a portion of such customer’s or supplier’s normal business with the Business.
          3.1.27 Availability of Documents. Sellers have made available to Purchaser copies of all documents, including, without limitation, all Material Contracts, Employee Plans, and Authorizations, listed in the Disclosure SCHEDULE or referred to herein. Such copies are true and complete in all material respects and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.
          3.1.28 Certain Payments. Except as set forth on SCHEDULE 3.1.28, none of the Sellers nor, to the knowledge of Sellers, any Seller Affiliate, director, officer, employee, agent or any other Person acting for or on behalf of any of the Sellers, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services: (a) to obtain favorable treatment in securing business; (b) to pay for favorable treatment for business secured; (c) to obtain special concessions or for special concessions already obtained, for or in respect to the Business; or (d) in violation of any Regulation.
          3.1.29 Completeness of Disclosure. To the knowledge of Sellers, no representation, warranty or statement by Sellers in this Agreement or in any Disclosure SCHEDULE, certificate, statement, document or instrument furnished or to be furnished to Purchaser, Purchaser Ohio Affiliate, Worthington Warehouse or WS Michigan pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.
     3.2 Representations and Warranties of Purchaser and Purchaser Ohio Affiliate. Each of Purchaser and Purchaser Ohio Affiliate hereby, jointly and severally, represent and warrant to Sellers as follows:
          3.2.1 Corporate and Limited Liability Company Existence. Purchaser Ohio Affiliate is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

          3.2.2 Corporate and Limited Liability Company Power and Authorization. Purchaser Ohio Affiliate has the corporate power, authority and legal right to execute, deliver and perform this Agreement and each of the Purchaser Closing Documents to which it is party. The execution, delivery and performance of this Agreement and the Purchaser Closing Documents to which it is a party by Purchaser Ohio Affiliate have been duly authorized by all necessary corporate and shareholder action on the part of Purchaser Ohio Affiliate. This Agreement has been duly executed and delivered by Purchaser Ohio Affiliate and constitutes, and the Purchaser Closing Documents to which Purchaser Ohio Affiliate is a party when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser Ohio Affiliate, enforceable against Purchaser Ohio Affiliate in accordance with their respective terms except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter affecting the enforcement of creditors’ rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. Purchaser has the power, authority and legal right to execute, deliver and perform this Agreement and each of the Purchaser Closing Documents to which it is a party. The execution, delivery and performance of this Agreement and the Purchaser Closing Documents to which it is a party by Purchaser have been duly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by Purchaser and constitutes, and the Purchaser Closing Documents to which it is a party when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter affecting the enforcement of creditors’ rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
          3.2.3 Validity of Contemplated Transactions, Etc. Neither the execution, delivery and performance of this Agreement or the Purchaser Closing Documents to which it is a party by Purchaser and Purchaser Ohio Affiliate nor the consummation of the transactions contemplated hereby or thereby violates, conflicts with or results in the breach of, or will violate, conflict with or result in the breach of, any term, condition or provision of, or requires or will require the consent of any other Person under: (a) any Regulation to which Purchaser or Purchaser Ohio Affiliate is subject; (b) any Order to which Purchaser or Purchaser Ohio Affiliate is subject; (c) the charter or organizational documents of, or any securities issued by, Purchaser or Purchaser Ohio Affiliate; or (d) any mortgage, Contract, plan or other instrument, oral or written, to which Purchaser or Purchaser Ohio Affiliate is a party or by which any of the assets of Purchaser or Purchaser Ohio Affiliate are bound, which violation, conflict or breach, in the case of this clause (d), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the transactions contemplated by this Agreement. Except as aforesaid, no Authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement and the Purchaser Closing Documents to which each is a party by Purchaser and Purchaser Ohio Affiliate or the consummation of the transactions contemplated hereby.
          3.2.4 Completeness of Disclosure. To the knowledge of Purchaser and Purchaser Ohio Affiliate, no representation, warranty or statement by Purchaser or Purchaser Ohio Affiliate in this Agreement or in any certificate, statement, document or instrument furnished or to be furnished to Sellers pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

     3.3 Survival and Construction of Representations and Warranties. All representations and warranties made by the parties in Section 3.1 and 3.2 of this Agreement, the Disclosure SCHEDULE, or any certificate, statement, document or instrument furnished pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months, other than those representations and warranties contained in Sections 3.1.2, 3.1.10, 3.1.13, 3.1.23 and 3.2.2 of this Agreement, which shall survive until ninety (90) days after the expiration of the applicable statutes of limitations (including all periods of extension). The disclosure of an item in one section of the Disclosure SCHEDULE shall be deemed to modify both the representations and warranties contained in the Section of this Agreement to which it corresponds in number and any other representation and warranty of the parties disclosing such item to the extent that it is or should be readily apparent from a reading of such disclosure item that it would also qualify or apply to such other representation or warranty. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.
ARTICLE IV — COVENANTS PRIOR TO CLOSING
     4.1 Covenants of Sellers Prior to the Closing. Sellers jointly and severally covenant and agree with Purchaser and Purchaser Ohio Affiliate that, prior to the Closing and except as otherwise agreed to in writing by Purchaser and Purchaser Ohio Affiliate:
          4.1.1 Business in the Ordinary Course. Sellers shall conduct the Business solely in the ordinary course consistent with past practice, including, without limitation, paying, discharging or performing, as appropriate, their respective Liabilities and Obligations in the ordinary course consistent with past practice as they are incurred and not allowing levels of inventory (whether raw materials, work in process or finished goods) to vary materially from the levels customarily maintained.
          4.1.2 Existing Condition. Sellers shall not cause or permit to occur any of the events or occurrences described in Section 3.1.12 hereof. Sellers shall not, with respect to the Business, enter into any new Contract, or any amendment, modification or termination of any existing Contract or Authorization which would materially affect the Business or the Purchased Assets, or would otherwise be binding on Purchaser, Worthington Warehouse or WS Michigan, except those related to the purchase and sale of inventory in the ordinary course of business.
          4.1.3 Maintenance of Purchased Assets and Business Relations. Sellers shall continue to maintain and service the Purchased Assets in the same manner as has been their consistent past practice. At all times from and after the date hereof through the Closing Date, Sellers shall maintain those insurance policies described on SCHEDULE 3.1.18, and the risk of loss or damage to the Purchased Assets shall be borne by Sellers through the Closing. Sellers shall use commercially reasonable efforts to maintain good relations and goodwill with employees, suppliers, customers, distributors and any others having business relations with the Business.
          4.1.4 Compliance with Regulations. Sellers shall comply with all Regulations applicable to the Business, including, without limitation, the WARN Act.
          4.1.5 Updated Disclosure SCHEDULES. Sellers shall promptly disclose to Purchaser in an update to the Disclosure SCHEDULE any information contained in the representations and warranties or the Disclosure SCHEDULE which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that such update to the Disclosure

SCHEDULE shall not be deemed to amend or supplement the representations and warranties of Sellers or the Disclosure SCHEDULE thereto for the purposes of Article V of this Agreement unless Purchaser shall have consented in writing, such consent not to be unreasonably withheld.
          4.1.6 Conduct of Business. Sellers shall use commercially reasonable efforts to cause all of the conditions to the obligations of Sellers and Purchaser and Purchaser Ohio Affiliate under this Agreement to be satisfied on or prior to the Closing Date. In the event that Sellers determine that a condition is not reasonably likely to be so satisfied, Sellers shall promptly notify Purchaser of such determination.
          4.1.7 Exclusive Rights. From and after the date hereof until the Closing or earlier termination of this Agreement pursuant to Section 8.1 hereof, none of the Sellers and none of their respective representatives shall directly or indirectly solicit or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with, any Person (other than Purchaser, Purchaser Ohio Affiliate and any Purchase Affiliates and representatives) regarding any offer or proposal with respect to the acquisition by purchase, merger, lease or otherwise of any capital stock of GSSI, GSCNY or CPI, any of the Purchased Assets, the Business or any material assets, properties, or other operations of the Business, and Sellers shall promptly notify Purchaser of any such discussion, offer or proposal.
          4.1.8 Access. At all reasonable times prior to the Closing, Purchaser and its representatives shall have the right, upon reasonable advance notice and during normal business hours (unless otherwise agreed to by Sellers) to: (a) examine, inspect and review the Business and the Purchased Assets and all books, Contracts, records and documents of every kind relating to the Business and the Purchased Assets, and (b) interview those employees of the business whose knowledge is attributed to the Sellers pursuant to Section 10.13 hereof suppliers and customers (including prospective customers) of the Business. Sellers shall reasonably cooperate with Purchaser and its representatives in conducting the reviews and other activities described in this Section 4.1.8.
          4.1.9 Specific Performance. The parties hereto recognize and agree that in the event of a breach by Sellers of this Article IV, money damages may not be an adequate remedy to Purchaser, Worthington Warehouse and WS Michigan and, even if money damages were adequate, it may be impossible to ascertain or measure with any degree of accuracy the damages sustained by Purchaser, Worthington Warehouse and WS Michigan therefrom. Accordingly, if there should be a breach by Sellers of the provisions of this Article IV, Purchaser, Worthington Warehouse and WS Michigan shall be entitled to an injunction restraining Sellers from any such breach without showing or proving actual damage sustained by Purchaser, Worthington Warehouse and WS Michigan. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Purchaser, Worthington Warehouse and WS Michigan may otherwise have under applicable Regulations.
          4.1.10 Taxes.
               (a) No Seller shall make or change any Tax election related to the Business or the Purchased Assets or, except as required by applicable Regulations, reverse any accruals with respect to the Taxes related to the Business, file any amended Tax Return related to the Business or the Purchased Assets, settle or compromise any Tax liability related to the Business or the Purchased Assets, waive any statutes of limitations with respect to Taxes related to the Business or the Purchased Assets or agree to any extension of time with respect to any Tax assessment or deficiency related to the Business or the Purchased Assets

               (b) CPI shall have (and Sellers shall have caused CPI to have), on or prior to the Closing Date:
                    (i) prepared, in the ordinary course of business and consistent with CPI’s past practices, and timely filed all Tax Returns required to be filed by it on or before the Closing Date (“Post Signing Returns”);
                    (ii) consulted with Purchaser with respect to all Post Signing Returns and delivered drafts of such Post Signing Returns to Purchaser no later than fifteen (15) days prior to the date (including extensions) on which such Post Signing Returns were so filed;
                    (iii) fully and timely paid all Taxes due and payable in respect of such Post Signing Returns that were so filed;
                    (iv) properly reserved (and reflected such reserve in its books and records and financial statements), in accordance with CPI’s past practices and in the ordinary course of business, for all Taxes payable by it for which no Post Signing Return was due prior to the Closing Date;
                    (v) promptly notified Purchaser of any federal, state, local or foreign suit, claim, action, investigation, proceeding or audit (collectively “Actions”) pending against or with respect to CPI in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims, and not settled or compromised any such Tax matter or action without Purchaser’s consent; and
                    (vi) not made or changed any Tax election or, except as required by applicable Regulations, changed any Accounting Principles or practices used by CPI, not reversed any accruals with respect to Taxes, not filed any amended Tax Return, settled or compromised any Tax liability, not waived any statutes of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.
          4.1.11 Accounting Principles. No Seller shall make any change in any of the accounting principles or practices used in connection with the Business.
          4.1.12 Access to Specified Contracts. Sellers shall provide the Purchaser, immediately after execution of the Agreement, full access to:
               (a) all information, including copies thereof, in respect of all Contracts of the Business relating to:
                    (i) purchases of steel or steel processing services by customers of the Business; and
                    (ii) purchases of steel by the Business from its suppliers; and
               (b) management of the Business to discuss existing customers and the potential loss of business from existing customers.
     4.2 Agreements of Purchaser and Purchaser Ohio Affiliate Prior to the Closing. Purchaser and Purchaser Ohio Affiliate jointly and severally covenant and agree with Sellers that, prior to the Closing and except as otherwise agreed to in writing by Sellers:

          4.2.1 Actions of Purchaser and Purchaser Ohio Affiliate. Purchaser and Purchaser Ohio Affiliate shall cooperate, and cause Worthington Warehouse and WS Michigan to cooperate, with Sellers and use commercially reasonable efforts to cause all of the conditions to the obligations of Purchaser and Purchaser Ohio Affiliate and Sellers under this Agreement to be satisfied on or prior to the Closing Date. In the event that Purchaser determines that a condition is not reasonably likely to be so satisfied, Purchaser shall promptly notify Seller of such determination.
     4.3 Guarantee of Performance. Purchaser Ohio Affiliate hereby unconditionally guarantees performance by Purchaser of all Liabilities and Obligations of Purchaser under this Agreement and under the Transition Agreements.
ARTICLE V — CONDITIONS PRECEDENT TO THE CLOSING
     5.1 Conditions Precedent to Obligations of Purchaser and Purchaser Ohio Affiliate. The obligations of Purchaser and Purchaser Ohio Affiliate under this Agreement to effect the Closing are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Purchaser and Purchaser Ohio Affiliate):
          5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Sellers contained in this Agreement or in any Disclosure SCHEDULE, certificate, statement, document or instrument furnished to Purchaser, Purchaser Ohio Affiliate, Worthington Warehouse and WS Michigan pursuant to this Agreement that are not qualified as to materiality or Material Adverse Effect shall have been true in all material respects on the date hereof without regard to any updated Disclosure SCHEDULE furnished to Purchaser, Purchaser Ohio Affiliate, Worthington Warehouse and WS Michigan after the date hereof and prior to the Closing, and shall be true in all material respects on the Closing Date with the same force and effect as though such representations and warranties were made as of such date. The representations and warranties of Sellers contained in this Agreement or in any Disclosure SCHEDULE, certificate, statement, document or instrument furnished to Purchaser, Purchaser Ohio Affiliate, Worthington Warehouse and WS Michigan pursuant to this Agreement that are qualified as to materiality or Material Adverse Effect shall have been true in all respects on the date hereof without regard to any updated Disclosure SCHEDULE furnished to Purchaser, Purchaser Ohio Affiliate, Worthington Warehouse and WS Michigan after the date hereof and prior to the Closing, and shall be true in all respects on the Closing Date with the same force and effect as though such representations and warranties were made as of such date.
          5.1.2 Employee Information. Sellers shall have provided Purchaser with correct and complete information with respect to: (a) the full amount and nature of any bonus and any other remuneration, whether in cash or in kind, paid or payable to each employee employed at the Cleveland Facility and the Detroit Facility for the year ended December 31, 2009 together with the current wage rates of such employees and copies or summaries of any bonus plans, non-qualified deferred compensation plans and other material compensatory plans applicable to employees employed at the Cleveland Facility and the Detroit Facility; (b) the earned, unpaid and accrued vacation and severance benefits to which each employee employed at the Cleveland Facility and the Detroit Facility is entitled or may be entitled to as a result of the consummation of the transactions contemplated by this Agreement; and (c) such other information as may be reasonably requested with respect to the employee benefit practices and policies of Sellers with respect to the employees employed at the Cleveland Facility and the Detroit Facility.

          5.1.3 Compliance with this Agreement. Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.
          5.1.4 Closing Certificate. Purchaser and Purchaser Ohio Affiliate shall have received a certificate from Sellers dated the Closing Date, certifying that the conditions specified in Section 5.1.1 and Section 5.1.3 hereof have been fulfilled and certifying that Sellers have obtained all approvals, consents and waivers required with respect to Sellers, the Purchased Assets or the Business by Section 5.1.6 hereof.
          5.1.5 No Threatened or Pending Litigation. There shall be no Proceeding, Order, injunction or final judgment relating thereto, pending before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and to the knowledge of Sellers or Purchaser and Purchaser Ohio Affiliate, there shall be no threatened Proceeding or Order, which Sellers or Purchaser and Purchaser Ohio Affiliate in good faith reasonably believe could result in the consummation of the transactions contemplated hereby being restrained or prohibited or the award of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
          5.1.6 Approvals, Consents and Waivers. Sellers shall have delivered to Purchaser, or there shall otherwise have been obtained, all approvals, consents and waivers (including the expiration of any applicable notice or waiting period under any applicable Regulations) from Governmental Authorities which, in the reasonable judgment of Purchaser, are necessary or required to consummate this Agreement and the transactions contemplated hereby or for Purchaser, Worthington Warehouse and WS Michigan to continue the operation of the Business and all approvals, consents and waivers of and from those customers, suppliers, lessors and other third parties identified in SCHEDULE 3.1.19.
          5.1.7 Material Adverse Effect. No Material Adverse Effect shall have occurred.
          5.1.8 Good Standing Certificate. Each of the Sellers shall have delivered to Purchaser a certificate dated as of a date not earlier than ten (10) business days prior to the Closing as to the good standing of such Seller, executed by appropriate officials of the state of its incorporation and each jurisdiction in which such Seller is qualified to do business as a foreign corporation as set forth on SCHEDULE 3.1.1 and a certificate as to the payment of all applicable state taxes by each of the Sellers executed by appropriate officials of the state of its incorporation and each jurisdiction in which such Seller is qualified to do business as a foreign corporation except those jurisdictions set forth on SCHEDULE 5.1.8.
          5.1.9 Purchaser has been given full access to the people and the information, including Contracts, set forth in Section 4.1.12 and:
               (a) In the reasonable opinion of Purchaser, based on verbal inquiries of GSSI sales management, it is unlikely that the Business will lose more than $17 million in aggregate annual sales;
               (b) In the reasonable opinion of Purchaser, the Business will generate an average Material Margin of not less than 23% for the first calendar quarter of 2010; and
               (c) In the reasonable opinion of Purchaser, all material fixed price sales Contracts with matching sourcing Contracts are included in the Business’ aggregate average Material Margin of not less than 23%.

     5.2 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers under this Agreement to effect the Closing are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Sellers):
          5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser and Purchaser Ohio Affiliate contained in this Agreement or in any certificate, statement, document or instrument furnished to Sellers pursuant to this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on the Closing Date with the same force and effect as though such representations and warranties were made as of such date.
          5.2.2 Compliance with this Agreement. Purchaser and Purchaser Ohio Affiliate shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser and Purchaser Ohio Affiliate prior to or at the Closing.
          5.2.3 Closing Certificate. Sellers shall have received a certificate from Purchaser and Purchaser Ohio Affiliate dated the Closing Date, certifying that the conditions specified in Section 5.2.1 and Section 5.2.2 hereof have been fulfilled.
          5.2.4 No Threatened or Pending Litigation. There shall be no Proceeding, Order, injunction or final judgment relating thereto, pending before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and to the knowledge of Sellers or Purchaser and Purchaser Ohio Affiliate, there shall be no threatened Proceeding or Order, which Sellers or Purchaser and Purchaser Ohio Affiliate in good faith reasonably believe could result in the consummation of the transactions contemplated hereby being restrained or prohibited or the award of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE VI — INDEMNIFICATION
     6.1 Indemnification Obligations of Sellers. From and after the Closing, Sellers, jointly and severally, shall reimburse, indemnify and hold harmless Purchaser and Purchaser Ohio Affiliate and all of the Affiliates, members, managers, shareholders, directors, officers, employees, agents, representatives, successors and assigns of Purchaser and Purchaser Ohio Affiliate (each, an “Indemnified Purchaser Party”) against and in respect of any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred or suffered (hereinafter, “Losses”) by any Indemnified Purchaser Party that result from, relate to or arise out of:
               (a) the Excluded Liabilities;
               (b) any breach or non-fulfillment of any agreement or covenant of Sellers in this Agreement or any Seller Closing Document;
               (c) Sellers’ operation of the Business and/or ownership of the Purchased Assets prior to the Closing, other than the Assumed Liabilities;

               (d) any breach of any representation or warranty on the part of Sellers under this Agreement, or any misrepresentation in or omission from any Disclosure SCHEDULE, certificate, statement, document or instrument furnished to Purchaser, Purchaser Ohio Affiliate, Worthington Warehouse and/or WS Michigan pursuant to this Agreement; or
               (e) any Taxes of CPI relating to any Tax period (or portion thereof) ending on or prior to the Closing Date;
and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1; provided, however, that: (i) notwithstanding anything to the contrary contained in the foregoing provisions of this Section 6.1, the term “Losses” shall not be deemed or construed to include any payments which may be made by Purchaser to Sellers with respect to Cleveland/Buffalo Receivables, if any, which remain uncollected at the end of the one hundred twenty (120) day period following the Closing Date as required by the Transition Agreements; and provided further that none of the Sellers shall have any liability with respect to the matters described in Section 6.1(d) until the total of all Losses incurred or suffered by the Indemnified Purchaser Parties with respect to such matters exceeds $400,000 (the “Basket Amount”), at which point Sellers shall be obligated to indemnify the Indemnified Purchaser Parties for all such Losses incurred or suffered by the Indemnified Purchaser Parties to the extent that such Losses exceed the Basket Amount, and (ii) the maximum liability of Sellers under this Section 6.1 shall not exceed $7,500,000 (the “Cap”); further, provided, however, that if a representation or warranty of the Sellers which has been qualified by materiality or a Material Adverse Effect has been breached after taking into effect such qualifications, such qualifications shall be disregarded and not taken into account for purposes of calculating the amount of Purchaser’s and Purchaser Ohio Affiliate’s Losses arising out of the breach of such representation or warranty, and the foregoing provisions relating to the Basket Amount and the Cap shall not apply to any claim relating to Section 3.1.2, Section 3.1.13 or Section 3.1.23, any claim relating to Taxes or any claim involving fraud or intentional misrepresentation.
     6.2 Indemnification Obligation of Purchaser and Purchaser Ohio Affiliate. From and after the Closing, Purchaser and Purchaser Ohio Affiliate shall, jointly and severally, reimburse, indemnify and hold harmless each of the Sellers and each Seller Affiliate (each, an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:
               (a) the Assumed Liabilities;
               (b) any breach or non-fulfillment of any agreement or covenant of Purchaser and Purchaser Ohio Affiliate in this Agreement or any Purchaser Closing Document;
               (c) the operation of the Business and/or ownership of the Purchased Assets by Purchaser, Worthington Warehouse and WS Michigan, as appropriate, after the Closing, other than as related to the Excluded Assets, the Excluded Liabilities or matters covered by Section 6.1 including any severance or termination of employment benefits which may be payable with respect to employees hired by Purchaser or Worthington Warehouse on or after the Closing Date;

               (d) Any Liability or Obligation of Purchaser and Purchaser Ohio Affiliate for payment of any fees, expenses, commissions or other similar payments which may be due and payable to any agent, broker or finder arising in connection with the consummation of the transactions contemplated by this Agreement; or
               (e) any breach of any representation or warranty on the part of Purchaser and Purchaser Ohio Affiliate under this Agreement, or any misrepresentation in or omission from any certificate, statement, document or instrument furnished by Purchaser and/or Purchaser Ohio Affiliate pursuant to this Agreement;
and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2; provided, however, that: (i) neither Purchaser nor Purchaser Ohio Affiliate shall have any Liability with respect to the matters described in Section 6.2(e) until the total of all Losses incurred or suffered by the Indemnified Seller Parties with respect to such matters exceeds the Basket Amount, at which point Purchaser and Purchaser Ohio Affiliate shall be obligated to indemnify the Indemnified Seller Parties for all such Losses incurred or suffered by the Indemnified Seller Parties to the extent that such Losses exceed the Basket Amount, and (ii) the maximum Liability of Purchaser and Purchaser Ohio Affiliate under this Section 6.2 shall not exceed the Cap; further, provided, however, that if a representation and warranty of Purchaser and/or Purchaser Ohio Affiliate which has been qualified by materiality or a Material Adverse Effect has been breached after taking into effect such qualifications, such qualifications shall be disregarded and not taken into account for purposes of calculating the amount of Sellers’ Losses arising out of the breach of such representation or warranty, and the foregoing provisions relating to the Basket Amount and the Cap shall not apply to any claim involving fraud or intentional misrepresentation.
     6.3 Claim Procedures. Except as otherwise provided by Section 9.7(d) hereof with respect to the liability of CPI for Taxes with respect to periods occurring prior to the Closing Date (including Straddle Periods):
               (a) As to any Claim for which a party hereto asserts that it is entitled to indemnification (an “Indemnitee”) under this Article VI which arises out of a claim or liability asserted against or sought to be collected from the Indemnitee by a third party (a “Third-Party Claim”), the Indemnitee shall provide to the party or parties from whom indemnification is sought (the “Indemnitor”) under this Article VI a written notice setting forth the Claim, the provisions of this Agreement and other instruments under which such Claim arises and, if known, the amount of the Losses incurred or anticipated to be incurred as a result of such Claim (a “Claim Notice”). The Indemnitor shall have thirty (30) days following its receipt of the Claim Notice respecting such Claim to notify the Indemnitee whether or not the Indemnitor elects to defend the Indemnitee concerning such Claim; and:
                    (i) if the Indemnitor so elects to defend the Indemnitee concerning such Claim, the Indemnitor shall either settle or, by appropriate proceedings, defend such Claim, in its sole discretion; and the Indemnitee shall cooperate as reasonably requested by the Indemnitor in connection with such settlement or defense. The Indemnitor may control the defense or settlement of the Claim; provided, however, that the Indemnitor shall effect no settlement of such Claim, if such settlement would adversely affect the liability of the Indemnitee, unless the Indemnitee shall consent thereto in writing, which consent shall not be unreasonably delayed or withheld. If the Indemnitee desires to participate in, without controlling, any such defense or settlement by the Indemnitor, it may do so at the Indemnitee’s sole cost and expense. Notwithstanding anything herein to the contrary, from the date on which the Indemnitee gives a Claim Notice to the Indemnitor until the Indemnitor elects to defend the Indemnitee (or until the time for such election shall have passed) in respect of any Third-Party Claim, the Indemnitee may take any necessary actions to defend (but not settle) such Claim; provided, however, that upon the election of the Indemnitor to defend such Claim, the Indemnitor shall promptly reimburse the Indemnitee for its reasonable expenses actually incurred in defending such Claim. In addition, notwithstanding anything herein to the contrary, the Indemnitee may employ its own counsel at the expense of the Indemnitor to assert such defenses as counsel reasonably acceptable to the Indemnitor advises in writing conflict with those maintained by the Indemnitor on its own behalf in the same proceeding (in which case the Indemnitor may not direct the assertion of such defense on behalf of the Indemnitee); or
                    (ii) if the Indemnitor shall not so elect to defend the Indemnitee concerning such Claim, the Indemnitee shall, without prejudice to its right of indemnification from the Indemnitor, either settle or, by appropriate proceedings, defend such Claim, in its sole discretion; and the Indemnitor shall cooperate as reasonably requested by the Indemnitee in connection with such settlement or defense. The Indemnitee may control the defense or settlement of the Claim involved; provided, however, that the Indemnitee shall effect no settlement of such Claim, if such settlement would adversely affect the liability of the Indemnitor, unless the Indemnitor shall consent thereto in writing, which consent shall not be unreasonably delayed or withheld. If the Indemnitor desires to participate in, without controlling, any such defense or settlement by the Indemnitee, it may do so at its sole cost and expense.
               (b) As to any Claim for which the Indemnitee would be entitled to indemnification under this Article VI which arises other than out of a Claim asserted against or sought to be collected from the Indemnitee by a third party (a “Direct Claim”), the Indemnitor will have thirty (30) days following its receipt of the Claim Notice respecting such Claim within which to respond in writing to such Claim Notice. If the Indemnitor does not respond within such period, the Indemnitor will be deemed to have rejected such Claim, in which event the Indemnitee may pursue any remedies available to the Indemnitee subject to the provisions of this Article VI. If the Indemnitor disputes such Direct Claim within such response period, the Indemnitor and the Indemnitee will proceed promptly and in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within thirty (30) days after the end of the initial response period, either the Indemnitor or the Indemnitee may initiate litigation to resolve such disputes.
     6.4 Compliance with Bulk Sales Laws. Purchaser and Purchaser Ohio Affiliate, on the one hand, and Sellers, on the other hand, hereby waive compliance by Purchaser and Purchaser Ohio Affiliate and Sellers with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Sellers, jointly and severally, shall indemnify Purchaser and Purchaser Ohio Affiliate from, and hold them harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (a) the parties’ failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (b) any action brought or levy made as a result thereof.

     6.5 Additional Limits on Losses.
               (a) All claims for indemnification relating solely to a breach of a representation or warranty made by Sellers or by Purchaser and Purchaser Ohio Affiliate must be asserted in writing and delivered to the applicable Indemnitor prior to the termination of the respective survival period for such representation or warranty set forth in Section 3.3 hereof. Any claims for indemnification relating solely to a breach of a representation or warranty made by Sellers or by Purchaser and Purchaser Ohio Affiliate that are not asserted in writing and delivered to the Indemnitor prior to the termination of the respective survival period for such representation or warranty set forth in Section 3.3 hereof shall expire and be lost forever.
               (b) Notwithstanding anything contained herein to the contrary, no Person entitled to indemnification hereunder may make a claim for indemnification that includes or seeks punitive damages, consequential damages or lost profits; provided, however, that this limitation shall not apply to any such amounts paid to third parties in connection with Third-Party Claims.
               (c) An Indemnitee shall not be entitled to double recovery for any Losses in connection with any indemnification claim. In connection with the foregoing, for purposes of calculating the amount payable to an Indemnitee in connection with any indemnification claim, the amount of any Loss shall not include an amount for which an indemnification claim has been paid under any other representation, warranty, covenant or agreement but only to the extent of such payment. In this regard, for the avoidance of doubt, an Indemnitee shall not be entitled to indemnification for Losses (and the amount of such Losses shall not be includable in determining whether the aggregate amount of any Losses exceeds the Basket Amount) to the extent, but only to the extent, that the amount of any Losses from any matter has been taken into account in the determination of the Final Working Capital.
               (d) Notwithstanding anything to the contrary contained in Section 6.1, the amount of any Losses incurred by any Indemnified Purchaser Party shall be based on the Losses actually incurred or suffered by such Indemnified Purchaser Party without reference to the manner in which Purchaser may have arrived at the Purchase Price. Nothing in this Section 6.5(d) shall be deemed or constructed to limit the amount of Losses which may be recovered by any Indemnified Purchaser Party except as expressly limited by the preceding sentence or elsewhere in this Article VI.
               (e) The amount of any obligation for which indemnification may be claimed by any Indemnitee will be reduced by any insurance proceeds (net of costs of collection therefor) received in cash by the Indemnitee (or by any Affiliate of the Indemnitee) with respect to the matter that is the subject of the indemnification claim; provided that the indemnification obligation shall be reduced only by the insurance proceeds received in cash and not by any deductible. Each Indemnitee agrees to make good faith, commercially reasonable efforts to obtain all such insurance proceeds available to it, provided that nothing in this Article VI requires any Indemnified Party to carry any insurance.
     6.6 Indemnity Payment Characterization. All indemnification payments under this Article VI shall be deemed adjustments to the Purchase Price.

ARTICLE VII — POST CLOSING MATTERS
     7.1 Employees and Employee Benefits.
               (a) After the Closing Date, Sellers shall pay directly to each of their employees employed at the Cleveland Facility and the Detroit Facility that portion of all compensation and benefits which has been accrued on behalf of or is otherwise due and owing to that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date. Subject to the provisions of Section 7.1(b) hereof, Sellers shall be responsible for payment of severance benefits to employees employed at the Buffalo Facility, subject to the right to reimbursement for such severance benefits, if any, as may be provided for by the Transition Agreements. Subject to the provisions of Section 7.1(b) hereof, Purchaser or Worthington Warehouse, as applicable, shall be responsible for payment of severance benefits, if any, due to employees employed at the Cleveland Facility (other than Todd Schwaba) and the Detroit Facility, but only to the extent such potential severance benefits are disclosed in SCHEDULE 7.1(a). Subject to the provisions of Section 7.1(b) hereof, nothing contained in the preceding sentence shall be deemed or construed to limit, impair or otherwise affect the Liabilities and Obligations of Purchaser or Worthington Warehouse (assumed by Purchaser or Worthington Warehouse, as applicable, pursuant to Section 1.4.1(e) hereof) to pay to employees (other than Todd Schwaba) employed at the Cleveland Facility and the Detroit Facility, any amounts which may be required to be paid to any such employees under the WARN Act in connection with the termination of their employment with GSSI (in the case of employees employed at the Cleveland Facility) and the termination of their employment with GSCNY (in the case of employees employed at the Detroit Facility) or any Liabilities and Obligations which Purchaser or Worthington Warehouse, as appropriate, may have in connection with any termination of the employment of any such employees by Purchaser or Worthington Warehouse, as appropriate, after the Closing Date, which Liabilities and Obligations are hereby expressly acknowledged and agreed by Purchaser to be Liabilities and Obligations of Purchaser or Worthington Warehouse, as appropriate. No portion of the assets of any Employee Plan (and no amount attributable to any such Employee Plan) shall be transferred to Purchaser or Worthington Warehouse, and neither Purchaser nor Worthington Warehouse shall be required to continue any such Employee Plan after the Closing Date. The amounts payable on account of all Employee Plans shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and none of Purchaser or any Purchaser Affiliate shall be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to or after the Closing Date. Subject to the preceding provisions of this Agreement relating to severance benefits, all amounts payable directly to employees of Sellers, or to any fund, shall be paid by Sellers within the time period required in the applicable Employee Plan.
               (b) Purchaser has expressed a potential interest in making offers of employment to up to eight (8) individuals employed by GSSI at the Buffalo Facility (such employees being hereinafter the “Buffalo Employees”). The Sellers acknowledge and agree that the Purchaser shall have the right to make offers of employment to any or all of the Buffalo Employees prior to the Closing Date or within sixty (60) days thereafter and, on or prior to the Closing Date, the Purchaser shall identify which of the Buffalo Employees it intends to make offers of employment. If any of the Buffalo Employees who receive offers of employment from the Purchaser accepts employment with the Purchaser (those of the Buffalo Employees who receive offers of employment from the Purchaser and agree to accept such offers of employment being hereinafter referred to as the “Buffalo New Hires”), the Purchaser agrees to and hereby assumes any obligation of the Sellers for payment of any severance or other termination of employment benefits to the Buffalo New Hires (the aggregate amount of the severance or other termination of employment benefits which would have been paid by Sellers to the Buffalo New Hires being hereinafter the “Buffalo New Hire Severance”). In connection with the foregoing, Sellers agree to reimburse the Purchaser or Worthington Warehouse, as appropriate, for payment of severance benefits paid by Purchaser to employees employed at the Cleveland Facility and/or the Detroit Facility who do not receive offers of employment from Purchaser or Worthington Warehouse, as appropriate, if any, and severance benefits, if any, paid by Purchaser or Worthington Warehouse, as appropriate, to employees employed by the Sellers as of the Closing Date who receive offers of employment from Purchaser or Worthington Warehouse, as appropriate, and whose employment is terminated by Purchaser or Worthington Warehouse, as appropriate, on or before the first anniversary of the Closing Date in an amount equal to the lesser of: (i) the total amount of any such severance benefits paid by Purchaser or Worthington Warehouse, as appropriate, to any such employees within such one (1) year period; and (ii) the aggregate amount of the Buffalo New Hire Severance. Payment to Purchaser or Worthington Warehouse, as appropriate, of the amount Purchaser or Worthington Warehouse, as appropriate, is entitled to be reimbursed for by the preceding sentence shall be made by Sellers within ten (10) days following receipt by Sellers of reasonably satisfactory evidence of the payment by Purchaser or Worthington Warehouse, as appropriate, of the amount of severance benefits which Purchaser is entitled to be reimbursed for by the preceding sentence.
               (c) Sellers shall be responsible for complying with the provisions of Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA (such Code and ERISA provisions hereafter referred to as “COBRA”) pertaining to notice to be provided to such employees of the Buffalo Facility or other employees of Sellers who do not become employees of Purchaser or Worthington Warehouse to the extent COBRA notices are required to be provided to such employees as a result of the transactions contemplated by this Agreement. In addition, Sellers shall provide health care continuation coverage required by COBRA for employees employed at the Buffalo Facility or other employees of Sellers who do not become employees of Purchaser or Worthington Warehouse through an Employee Plan or Employee Plans maintained after the Closing Date by Sellers or by an entity related to Sellers, and Sellers shall make every effort to maintain such an Employee Plan or Employee Plans for the duration of any COBRA continuation coverage period.
               (d) Although it is anticipated that Purchaser will make offers of employment to most employees presently employed at the Cleveland Facility, Purchaser is under no obligation to employ any personnel presently employed by Sellers. Prior to the Closing Date, Purchaser may offer employment to such employees presently employed by the Business as Purchaser in its sole discretion shall determine. Subject to any obligation that Purchaser may have to recognize the collective bargaining agent of the employees employed by the Business at the Cleveland Facility, Purchaser shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of the Business to whom Purchaser chooses to make an offer of employment. All such offers shall be on terms established by Purchaser and shall be contingent upon employment commencing with Purchaser only following the Closing Date. Sellers agree not to discourage any Persons who are offered employment by Purchaser from accepting employment with Purchaser. Any prior employment by Sellers of such employees shall not affect entitlement to, or the amount of, salary or other compensation or benefits, current or deferred, which Purchaser may make available to its employees.
     7.2 Non-Solicitation, Noncompetition and Nondisparagement.
               (a) Except as provided by Section 7.2(c) hereof, for a period of five (5) years after the Closing Date, none of the Sellers nor any of their Affiliates shall directly or indirectly:

                    (i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, consultant or other Person which had a business relationship with the Business on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or Worthington Warehouse, as appropriate, or in any way adversely interfere with its relationship with Purchaser or Worthington Warehouse, as appropriate; or
                    (ii) solicit, attempt to solicit, hire or attempt to hire, directly or indirectly, whether as an employee, agent, independent contractor or any other capacity, any employee who is offered employment with the Business by Purchaser or Worthington Warehouse, as appropriate, or who otherwise becomes employed by the Business after Closing or in any way interfere with the relationship between Purchaser or Worthington Warehouse, as appropriate and any of its employees.
               (b) Except as provided by Section 7.2(c) hereof, for a period of five (5) years after the Closing Date, Sellers shall not (and each Seller shall cause its Affiliates not to), anywhere in the United States of America, directly or indirectly, either for themselves or any other Person, own, manage, operate, join, consult with, render services for, participate in, control, permit their name to be used by, or otherwise assist in any manner, in any business which is competitive with the Business except as provided in the Transition Agreements.
               (c) The provisions of Section 7.2(a)(i) and Section 7.2(b) above shall not apply or be binding upon (i) any Person who may become an Affiliate of any of the Sellers after the Closing Date as a result the acquisition of Parent (both in form and substance) by such Person or (ii) any Person that becomes an Affiliate of Sellers in connection with the acquisition by any of the Sellers or any Affiliate of the Sellers of any such Person if at the time of the acquisition of such Person, such Person and its Affiliates (on a consolidated basis) derive less than 10% of their aggregate annual net sales from Steel Processing businesses; provided that in the event of the acquisition by any of the Sellers or any Affiliate of Sellers of any such Person, the Sellers shall promptly use commercially reasonable efforts to divest the Steel Processing business of such Person as soon as practical following the acquisition; and provided further that in the case of each of clause (i) and (ii) above, (A) any Steel Processing operations of the applicable Person shall be held and conducted separately from the Sellers and their Affiliates and shall not be merged, combined or operated in conjunction with Sellers and their Affiliates, (B) no director, officer or key employee of the Sellers who participated in the conduct or oversight of the Business shall have any involvement in the day-to-day operation or management of the affiliated Steel Processing operations, and (C) neither the Gibraltar name nor the Buffalo Facility shall be used in or associated with such Steel Processing operations. The provisions of Section 7.2(a)(ii) shall not be deemed or construed to prohibit the hiring by any of the Sellers or any of their Affiliates of Todd Schwaba or any employee of the Business after such employee’s employment with the Purchaser or any Purchaser Affiliate has been terminated (for reasons other than to pursue employment with the Sellers or their Affiliates) or any employee of the Business who applies for employment in response to any general solicitation of individuals for employment pursuant to any newspaper, Internet or other similar help wanted advertisement which is not directed or focused on personnel employed by the Purchaser or any Purchaser Affiliate in the Business, provided such employee is not first contacted by or on behalf of the Sellers or their Affiliates.
     “Steel Processing” for the purpose of this Section 7.2(c) shall mean pickling, slitting, cold reducing, galvanizing, annealing, cutting to length, tension leveling, edging and configured blanking.

          (d) The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing provisions of this Section 7.2 will be inadequate and that Purchaser and Worthington Warehouse, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief, specific performance or other equitable relief without the necessity of proving actual damage. In the event that the provisions of this Section 7.2 should ever be deemed to exceed the limitation provided by applicable Regulations, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. Sellers acknowledge and agree that this Section 7.2 is a significant inducement to Purchaser to enter into and perform its obligations under this Agreement and this Section 7.2 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets.
     7.3 Discharge of Excluded Liabilities. From and after the Closing Date, Sellers shall pay, discharge or perform, in accordance with past practice all of the Excluded Liabilities, including, without limitation, any Liabilities or Obligations to employees of GSSI and/or GSCNY who are not employed by Purchaser or Worthington Warehouse. If any Excluded Liabilities are not so paid, discharged or performed and if Purchaser reasonably determines that such failure will impair the use or enjoyment of the Purchased Assets by Purchaser, Worthington Warehouse and WS Michigan or conduct of the Business, Purchaser may, at any time after the Closing Date, upon ten (10) days prior advance written notice to Sellers, elect to pay, perform or discharge, as appropriate, any such Excluded Liability (but shall have no obligation to do so) and Sellers shall promptly reimburse Purchaser for all costs and expenses associated therewith.
     7.4 Payments Received. Sellers and Purchaser agree that after the Closing they will hold and will promptly transfer and deliver to the applicable party, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they or their Affiliate may receive on or after the Closing which properly belongs to the applicable other party, including, without limitation, any insurance proceeds and payments on account of accounts receivable, and will account to the other for all such receipts.
     7.5 HSR Filings. If required by Regulation, each party shall promptly, but in no event later than ten (10) days after the date hereof, make their respective filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and, thereafter, make any other required submissions under the HSR Act and use commercially reasonable efforts and diligence to satisfy any other conditions necessary to comply with the HSR Act and to obtain early termination of any waiting period pursuant thereto. Notwithstanding the foregoing, nothing in this Section 7.5 or otherwise in this Agreement shall require Purchaser or any Purchaser Affiliate to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Purchaser or any Purchaser Affiliate (including the Purchased Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of Purchaser or any Purchaser Affiliate (including the Purchased Assets).
     7.6 Access to Records. After the Closing Date, Purchaser and Worthington Warehouse shall retain for a period of five (5) years those records of Sellers delivered to Purchaser and Worthington Warehouse in connection with the consummation of the transactions contemplated in this Agreement; provided that Purchaser and Worthington Warehouse may discard or destroy records not intended for long-term retention consistent with Purchaser’s and Worthington Warehouse’s respective record retention policies and practices; and provided, further, that Purchaser and Worthington Warehouse may discard or destroy records after giving written notice to Sellers and giving Sellers 60 days following receipt of such notice to request in writing that all or a portion of the records intended to be discarded or destroyed be delivered to the Sellers. Purchaser and Worthington Warehouse also shall provide Sellers and their representatives reasonable access thereto, during normal business hours and on reasonable prior notice, to enable them to prepare financial statements or for other reasonable business purposes. After the Closing Date, Sellers shall provide Purchaser and its representatives reasonable access to records that are Excluded Assets, during normal business hours and on reasonable prior notice, for any reasonable business purpose specified by Purchaser in such notice.
     7.7 Further Assurances. From time to time at another party’s reasonable request and without further consideration, each party hereto shall execute and deliver such further instruments of conveyance, assignment and transfer, and take such other actions as the requesting party may reasonably request, in order to more effectively convey and transfer any of the Purchased Assets or otherwise accomplish the transactions contemplated by this Agreement.
     7.8 Name Transition. After Closing, Purchaser shall cause the Business to cease using the “Gibraltar” name in accordance with the Transition Agreements.
ARTICLE VIII — TERMINATION
     8.1 Termination.
               (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:
                    (i) by mutual written agreement of Sellers and Purchaser and Purchaser Ohio Affiliate;
                    (ii) by Purchaser and Purchaser Ohio Affiliate, at any time if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of Sellers with respect to their representations, warranties or covenants set forth in this Agreement;
                    (iii) by Sellers, at any time if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of Purchaser or Purchaser Ohio Affiliate with respect to its representations, warranties or covenants set forth in this Agreement; or
                    (iv) by either Purchaser and Purchaser Ohio Affiliate or Sellers if the transactions contemplated hereby have not been consummated by March 31, 2010.
               (b) If this Agreement is terminated as permitted by Section 8.1(a) hereof, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent or representative of such party) to any other party to this Agreement; provided, however, that
                    (i) if such termination shall result from the willful failure of Sellers to fulfill a condition to the performance of the obligations of Purchaser or Purchaser Ohio Affiliate or to perform a covenant of this Agreement or from a willful breach by Sellers of this Agreement, Sellers shall be jointly and severally liable for any and all losses, costs, claims, or expenses, incurred or suffered by Purchaser or Purchaser Ohio Affiliate as a result of such failure or breach.

                    (ii) if such termination shall result from the willful failure of Purchaser and Purchaser Ohio Affiliate to fulfill a condition to the performance of the obligations of Sellers or to perform a covenant of this Agreement or from a willful breach by Purchaser or Purchaser Ohio Affiliate of this Agreement, Purchaser and Purchaser Ohio Affiliate shall be jointly and severally liable for any and all losses, costs, claims, or expenses, incurred or suffered by Seller as a result of such failure or breach.
               (c) The provisions of Section 8.1 and Section 10.6 of this Agreement shall survive any termination of this Agreement pursuant to Section 8.1(a) hereof.
ARTICLE IX — TAX MATTERS
     9.1 Pre-Closing Income Taxes. Sellers shall make, or have made, all federal, state, local and foreign filings with respect to income Taxes of Sellers for the Business or the Purchased Assets for any Tax period (or portion thereof) ending on or before the Closing Date. All liabilities of Sellers with respect to income Taxes under federal, state, local and foreign income Tax laws attributable to the operations of the Business or the Purchased Assets through the Closing Date shall be borne by Sellers, and any refunds or credits or rights to refunds or credits with respect thereto shall be the property of Sellers. All Tax Returns prepared and filed by Sellers relating to Tax liabilities attributable to the Business or the Purchased Assets shall be prepared and filed in a manner that is consistent with prior practice of the Sellers (including, without limitation, with respect to the jurisdictions in which such Tax Returns are filed).
     9.2 Other Pre-Closing Taxes. All Tax liabilities of Sellers (other than income Taxes) attributable to the Business or the Purchased Assets for Tax periods (or portions thereof) ending on or prior to the Closing Date shall be borne by Sellers other than Assumed Liabilities described in Sections 1.4.1(g), 1.4.1(h) and 1.4.1(i) hereof.
     9.3 Post-Closing Taxes. All Taxes attributable to the Business or the Purchased Assets (excluding the Excluded Assets and the Excluded Operations) for Tax periods (or portions thereof) beginning after the Closing Date shall be the responsibility of Purchaser, and any refunds or credits or rights to refunds or credits with respect thereto shall be Purchaser’s.
     9.4 Straddle Periods. All real property Taxes, personal property Taxes and similar ad valorem obligations levied on a Seller with respect to the Business or the Purchased Assets for a Tax period that includes (but does not end on) the Closing Date, whether such Taxes are payable to a taxing authority, a landlord or other third party, shall be apportioned between Section 9.2 and Section 9.3 as of the Closing Date based upon, respectively, the number of calendar days in the portion of such Tax period ending on the Closing Date and the number of calendar days in the portion of such Tax period commencing after the Closing Date. If the Closing occurs before the Tax rate is fixed for the then current Tax period, the proration of the corresponding Taxes shall be on the basis of the Tax rate for the last preceding Tax period applied to the latest assessed valuation. Purchaser shall be responsible for filing all Tax Returns relating to such Taxes with respect to the Business and the Purchased Assets required to be filed after the Closing Date. For any such Tax Return relating to a Tax period that begins on or prior to, and ends after, the Closing Date, Purchaser shall provide such Tax Return to the Sellers at least thirty (30) days prior to the date on which such Tax Return is required to be filed (but in no event earlier than thirty (30) days after the Closing Date), for Sellers’ review and comment. Sellers shall have ten (10) days to review and comment on any such Tax Return, which comments Purchaser shall take into consideration in its sole discretion. Purchaser shall also be responsible for filing all Tax Returns relating to sales, withholding and GST for the Business for periods beginning on or prior to but ending after the Closing Date. Purchaser shall provide such Tax Returns to the Sellers at least ten (10) business days prior to the date on which any such Tax Return is required to be filed, for Sellers’ review and comment. Sellers shall have five (5) business days to review and comment on any such Tax Return, which comments Purchaser shall take into consideration in its sole discretion.
     9.5 Reimbursements. If either Sellers (or an Affiliate of a Seller) or Purchaser (or an Affiliate of Purchaser, including, after the Closing, CPI) pays any Taxes to be borne by the other party under this Article IX, the other party shall promptly reimburse Sellers or Purchaser, as applicable, for the Taxes paid. If, in preparing Tax Returns or payments after the Closing, it appears to Purchaser that Sellers will be asked to pay additional Taxes, Purchaser shall so notify Sellers, and provide Sellers a reasonable opportunity to review and comment upon any related Tax Returns prior to filing them and paying the Tax. If either party receives any refunds or credits which are the property of the other party under this Article IX, such party shall promptly pay the amount of such refunds or credits to the other party. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be obligated to reimburse Sellers under this Section 9.5 (or to indemnify Sellers under any other provision of this Agreement) for any Tax liability that relates to prepaid Taxes described in Section 1.1.1(j).
     9.6 Transfer Taxes and Conveyance Fees. Sellers shall pay in a timely manner and shall be responsible for any and all real estate transfer taxes and conveyance fees due (i) in Ohio with respect to the transfer of the Cleveland Real Property to Purchaser and (ii) in Michigan with respect to the transfer of the Detroit Real Property to Worthington Warehouse. Sellers shall pay in a timely manner and shall be responsible for: (a) any and all sales or use Taxes attributable to the transfer to Purchaser and Worthington Warehouse of the tangible personal property included in the Purchased Assets; and (b) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to such Taxes. Sellers shall indemnify, reimburse and hold Purchaser and Worthington Warehouse harmless in respect of any liability for payment of or failure to pay any such sales or use Taxes or real estate transfer taxes or conveyance fees or the filing of or failure to file any reports required in connection therewith.
     9.7 CPI Taxes.
               (a) Sellers shall prepare, or cause to be prepared, at Sellers’ cost and expense, all Pre-Closing Period Tax Returns required to be filed by or on behalf of CPI that are not filed by the Closing Date. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of CPI, except as otherwise required by applicable law. The Sellers shall provide each such Pre-Closing Period Tax Return (or in the case of a consolidated Tax Return, the portion of any such consolidated Tax Return that relates to CPI) to the Purchaser for its review at least thirty (30) days prior to the due date (including extensions) of any such Pre-Closing Period Tax Return; provided, however, that such drafts of any Pre-Closing Period Tax Return shall be subject to the Purchaser’s review and approval, which approval shall not be unreasonably withheld or delayed. If the Purchaser disputes any item on such Pre-Closing Period Tax Return, it shall notify the Sellers (by written notice within ten (10) days of receipt of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection. If the Purchaser does not object by written notice within such period, such draft of such Pre-Closing Period Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.7(a). The Sellers and the Purchaser shall act in good faith to resolve any such dispute prior to the due date (including extensions) of such Pre-Closing Period Tax Return. If the Sellers and the Purchaser cannot resolve any disputed item, the item in question shall be resolved by the Independent Auditor as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 9.7(a). The fees and expenses of the Independent Auditor shall be paid 50% by the Purchaser and 50% by the Sellers.

               (b) The Purchaser shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by CPI, if any. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of CPI, except as required by applicable law. The Purchaser shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to Sellers for Sellers’ review at least thirty (30) days prior to the due date (including extensions) of any such Straddle Period Tax Return and shall notify the Sellers of the Purchaser’s calculation of the Sellers’ share of the Taxes of CPI for such Straddle Period (determined in accordance with Section 9.7(c)); provided, however, that such drafts of any Straddle Period Tax Return shall be subject to the Sellers’ review and approval, which approval shall not be unreasonably withheld or delayed. If the Sellers dispute any item on such Straddle Period Tax Return, Sellers shall notify the Purchaser (by written notice within ten (10) days of receipt of such Straddle Period Tax Return) of such disputed item (or items) and the basis for their objection. If the Sellers do not object by written notice within such period, such draft of such Straddle Period Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.7(b). The Sellers and the Purchaser shall act in good faith to resolve any such dispute prior to the due date (including extensions) of such Straddle Period Tax Return. If the Sellers and the Purchaser cannot resolve any disputed item, the item in question shall be resolved by the Independent Auditor as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 9.7(b). The fees and expenses of the Independent Auditor shall be paid 50% by the Purchaser and 50% by the Sellers. On or before the date a Straddle Period Tax Return of CPI is filed, the Sellers shall pay to the Purchaser in immediately available funds the amount of the Sellers’ share of the Tax liability for the Straddle Period determined pursuant to this Section 9.7(b) and Section 9.7(c). For the avoidance of doubt, a consolidated Tax Return that includes CPI for the Tax period (or portion thereof) beginning after the Closing Date shall not be a considered a “Straddle Period Tax Return” for purposes of this Agreement.
               (c) (i) All Tax liabilities of CPI for Tax periods (or portions thereof) ending on or prior to the Closing Date shall be borne by Sellers.
                    (ii) The Sellers and the Purchaser agree that, in the event of a 338(h)(10) Election, the Sellers and the Purchaser will cooperate to cause the Partnership to (A) issue separate Schedule K-1s for the year of the Closing for the portion of such calendar year ending on the Closing Date, and the portion of such year beginning on the day after the Closing Date, and (B) allocate items of Partnership income, gain, loss and deduction across the year of the Closing based upon a closing of the Partnership books as of the end of the Closing Date.
                    (iii) In the event that no 338(h)(10) Election is filed (or a 338(h)(10) Election is filed, but the Partnership does not issue separate Schedule K-ls as described in Section 9.7(c)(ii) above), then the Sellers and the Purchaser agree to use commercially reasonable efforts to allocate items of Partnership income, gain, loss and deduction to the portion of such calendar year ending on the Closing Date, and the portion of such calendar year beginning on the day after the Closing Date, as if the Partnership books had been closed at the end of the Closing Date, based upon information contained in the Partnership’s monthly audited financials; provided that items of income, gain, loss and deduction for the month of the Closing that are not attributable to an extraordinary event shall be allocated across such month pro rata, based upon the number of days of such month.

               (d) In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes of CPI, the imposition of which Taxes would result in a payment obligation by Sellers under Section 6.1 (other than an audit or administrative or judicial proceeding relating to a consolidated Tax Return that includes CPI for the Tax Period (or portion thereof) beginning after the Closing Date), the Sellers will have the right to participate in, at their own expense, the audit or administrative or judicial proceeding. The Sellers, on the one hand, and the Purchaser and CPI, on the other hand, shall fully cooperate in good faith in connection with any such audit or other proceeding. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes of CPI relating to a Straddle Period, or a Tax period ending on or before the Closing Date (other than an audit or administrative or judicial proceeding relating to a consolidated Tax Return that includes CPI for the Tax Period (or portion thereof) beginning after the Closing Date), the Sellers shall have the right, at their sole expense, to control the conduct of such audit or proceeding; provided, however, that as a precondition to the Sellers’ right to control such proceedings, (i) the Sellers shall deliver to Purchaser a written statement in which the Sellers agree to indemnify Purchaser, CPI and their respective Affiliates from and against the entirety of any Taxes or Losses related to Taxes that Purchaser, CPI or any such Affiliate may incur resulting from, arising out of, relating to or caused by such proceedings, and (ii) the Sellers shall conduct the defense actively and diligently; provided further, however, that the Sellers shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of CPI or Purchaser if (A) such judgment or settlement is likely to establish a precedential custom or practice materially adverse to the continuing business of CPI and/or Purchaser for periods beginning after the Closing Date or (B) the Taxes at issue in the proceeding relate to a Straddle Period. So long as the Sellers are conducting the defense in accordance with this Section 9.7(d), and subject to Purchaser’s rights in this Section 9.7(d), Purchaser may retain separate co-counsel at its sole cost and expense and may participate in, but not control, such defense. In the event that any of the conditions of this Section 9.7(d) is or becomes unsatisfied, (1) Purchaser and CPI may control the defense, and consent to the entry of any judgment or enter into any settlement, in any manner that they reasonably may deem appropriate, with the consent of the Sellers, which consent shall not be unreasonably withheld or delayed, and (2) the Sellers shall remain responsible for any Taxes and other Losses that Purchaser and CPI may incur resulting from, arising out of, relating to or caused by such proceedings.
     9.8 Cooperation. The parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and foreign Tax Returns and Tax elections with respect to CPI and the Business. Purchaser shall make available to Sellers and their representatives, on at least three (3) days’ prior written notice, all records and materials reasonably required by them to pursue or contest any Tax matters and shall provide reasonable cooperation to Sellers in such case, including having personnel of the Business provide reasonable assistance to Sellers. Sellers shall make available to Purchaser and its representatives, on at least three (3) days’ prior written notice, those records and materials reasonably required by them to prepare, pursue or contest any Tax matters arising after the Closing which have factual reference to the pre-Closing periods.
     9.9 Section 338(h)(10) Election.
               (a) At Purchaser’s option, after considering the costs and benefits thereof, and upon notice delivered by Purchaser to Sellers (the “338(h)(10) Notice”), Sellers and WS Michigan shall join in making a timely election or elections under Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign Tax law (collectively, the “338(h)(10) Election”), with respect to the purchase and sale of CPI Shares. Purchaser shall issue the 338(h)(10) Notice in writing no later than 90 days after the Closing Date.

               (b) In the event that Purchaser delivers a 338(h)(10) Notice:
                    (i) WS Michigan, Sellers and CPI shall execute any and all documents, statements, and other forms that are required to be submitted to any Tax authority in connection with a 338(h)(10) Election (the “338 Forms”) no later than 15 days prior to the date such 338 Forms are required to be filed;
                    (ii) CPI and WS Michigan shall cause the 338 Forms to be duly executed by an authorized Person for WS Michigan and CPI, as applicable;
                    (iii) Sellers, WS Michigan and CPI shall duly and timely file the 338 Forms in accordance with applicable Tax laws and regulations and the terms of this Agreement;
                    (iv) Sellers and WS Michigan shall report the purchase of the CPI Shares consistent with any 338(h)(10) Election made with respect to CPI and shall take no position contrary thereto, or the CPI Allocation (defined below), unless and to the extent required to do so pursuant to applicable law;
                    (v) As soon as practicable after the 338(h)(10) Notice, Purchaser shall cause WS Michigan to deliver to Sellers a statement allocating the “adjusted grossed-up basis” and “aggregate deemed sale price” (as such terms are defined in Treasury Regulations issued under Section 338 of the Code) among the assets of CPI in accordance with such Treasury Regulations (the “CPI Allocation”), and consistent with the allocation of Purchase Price under Section 1.3.3;
                    (vi) Any liability for federal, state and local Taxes resulting from the 338(h)(10) Election shall be borne by Sellers; and
                    (vii) If Sellers breach any covenant set forth in Section 9.9 which breach prevents a valid 338(h)(10) Election from being made, Sellers shall indemnify and hold WS Michigan, CPI and each of their Affiliates harmless against any and all Taxes due which result from such breach, together with all expenses and other Losses related thereto.
ARTICLE X — MISCELLANEOUS
     10.1 Expenses. Each party shall bear its respective costs, fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the transactions contemplated by this Agreement (including, without limitation, the costs, fees and expenses of any accountants, attorneys, brokers, financial advisors, etc.). The parties acknowledge and agree that such costs, fees and expenses (including the costs, fees and expenses of any accountants, attorneys, brokers, financial advisors, etc. retained by or representing Sellers) of Sellers shall not be transferred as Liabilities of the Business.

     10.2 Entire Agreement. This Agreement (along with the Disclosure SCHEDULE, the documents delivered pursuant hereto, and the Seller Closing Documents and Purchaser Closing Documents) set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Except as provided in Article VI, the Agreement is not intended to confer upon any other Person not a party hereto any rights or remedies hereunder. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, including, without limitation the Confidentiality Agreement dated October 14, 2008 (the “Confidentiality Agreement”) to the extent provided in Section 10.6 of this Agreement.
     10.3 Assignment and Binding Effect. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of each party hereto.
     10.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Regulations, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party entitled to the benefit of such claim or right; (b) no waiver that may be given by a party will be applicable except in the specific instance for which is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     10.5 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, postage prepaid, in each case to the following addresses or facsimile numbers and marked to the attention of the Person designated below (or to such other address, facsimile number or Person as a party may designate by notice to the other parties):

If to any of the Sellers, to:	With a required copy to:

Gibraltar Industries, Inc.	Lippes Mathias Wexler Friedman LLP
3556 Lake Shore Road	665 Main Street
P.O. Box 2028	Suite 300
Buffalo, New York 14219-0228	Buffalo, New York 14203-1425
Attention: Kenneth W. Smith	Attention: Paul J. Schulz, Esq.
Fax: (716) 826-1589	Fax: (716) 853-5199

If to Purchaser or Purchaser	With a required copy to:
Ohio Affiliate, to:

Dale T. Brinkman, Esq.	Elizabeth T. Farrar, Esq.
200 Old Wilson Bridge Road	Vorys, Sater, Seymour and Pease LLP
Columbus, Ohio 43085	52 East Gay Street
Fax: (614) 840-3706	P.O. Box 1008
Columbus, Ohio 43216-1008
Fax: (614) 719-4708
     In connection with any notice to be provided by any one or more Sellers to Purchaser or Purchaser Ohio Affiliate, written notice delivered by Parent in the manner described above and within any applicable time period, shall be deemed to be an effective notice. In connection with any notice to be provided to any one or more Sellers, written notice delivered to Parent in the manner described above and within any applicable time period, shall be deemed to be an effective notice.
     In connection with any notice to be provided by Purchaser or Purchaser Ohio Affiliate to Sellers, written notice delivered by Purchaser Ohio Affiliate in the manner described above and within any applicable time period, shall be deemed to be an effective notice. In connection with any notice to be provided to Purchaser or Purchaser Ohio Affiliate, written notice delivered to Purchaser Ohio Affiliate in the manner described above and within any applicable time period, shall be deemed an effective notice.
     10.6 Confidential Information.
               (a) From and after the date hereof, none of the Sellers shall disclose to any Person (other than such party’s business, financial and legal advisers and other than Purchaser or any Purchaser Affiliate) in any manner, directly or indirectly, any confidential or proprietary information or data of any Purchaser Affiliate whether of a technical or commercial nature (“Confidential Information”), or use or assist any Person (other than such Seller’s business financial and legal advisers and other than any Purchaser Affiliate) to use, in any manner, directly or indirectly, any Confidential Information of Purchaser, Purchaser Ohio Affiliate or their respective Affiliates. Confidential Information excludes information which is or becomes generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Confidential Information includes, but is not limited to, any and all (i) computer software (and related object and source codes) proprietary to any Purchaser Affiliate, together with all documentation for any such software; (ii) confidential, proprietary or trade secret information submitted to any Purchaser Affiliate in confidence by its suppliers, employees, consultants, customers or others; (iii)

information of any Purchaser Affiliate concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services; and (iv) subject to the successful consummation of the Closing, all confidential, proprietary, and similar information of the Business, other than information relating solely to the Excluded Assets. Sellers acknowledge that all information, whether falling within the above definition or otherwise, shall be presumed to be Confidential Information if any Purchaser Affiliate takes measures designed to prevent it, in the ordinary course of business, from being available to Persons other than those selected to have access thereto for limited purposes. All information disclosed to Sellers or to which any Seller obtains access, which such Person has a reasonable basis to believe to be Confidential Information, or which such Person has a reasonable basis to believe any Purchaser Affiliate treats as being Confidential Information, shall be presumed to be Confidential Information.
               (b) Subject to the last sentence of this Section 10.6(b), the Confidentiality Agreement shall continue to apply to Sellers’ Confidential Information. Effective upon the Closing: (i) all of Sellers’ Confidential Information relating to the Business shall become Confidential Information of Purchaser, the provisions of Section 10.6(a) shall apply thereto and the provisions of the Confidentiality Agreement shall cease to apply to Sellers’ Confidential Information relating to the Business; and (ii) the restrictions on disclosure of Sellers’ Confidential Information as contained in the Confidentiality Agreement shall, with respect to any of Sellers’ Confidential Information which is not related to the Business, continue to apply for all periods of time after the Closing Date.
               (c) Notwithstanding anything to the contrary herein, in the event this Agreement is terminated in accordance with its terms, the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.
     10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together shall constitute a single agreement.
     10.8 Pronouns. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person(s) may require.
     10.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Ohio without regard to the principles of conflict of laws thereof.
     10.10 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of Articles and Sections of this Agreement are for convenience only and will not affect its construction or interpretation.
     10.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Regulations, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     10.12 Public Announcements. Except as required by applicable Regulations, no party to this Agreement shall make any public statement or release concerning this Agreement or the transactions contemplated hereby except for such information as shall have been approved by the other party.

     10.13 Knowledge. For purposes of this Agreement, any representation or warranty of any Seller or Sellers which is qualified by knowledge shall mean the actual knowledge of Jerry Biagini, George Cover, Tim Heasley, Henning Kornbrekke, Cliff Larivey, Tim O’Mara, Laura Perz, Ken Smith, Mike Staniec and Todd Schwaba and any representation or warranty of Purchaser or Purchaser Ohio Affiliate which is qualified by knowledge shall mean the actual knowledge of George Stoe, Dale Brinkman, Tim Adams Andrew Rose and Mark Russell.
[Remainder of page intentionally left blank. Signature page follows.]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

GIBRALTAR INDUSTRIES, INC:

By:	/s/ Kenneth W. Smith

	Name:	Kenneth W. Smith
	Title:	Vice President

GIBRALTAR STEEL CORPORATION OF NEW YORK:

By:	/s/ Kenneth W. Smith

	Name:	Kenneth W. Smith
	Title:	Vice President

GIBRALTAR STRIP STEEL, INC:

By:	/s/ Kenneth W. Smith

	Name:	Kenneth W. Smith
	Title:	Vice President

THE WORTHINGTON STEEL COMPANY, LLC: COMPANY:			THE WORTHINGTON STEEL

By:	/s/ Dale T. Brinkman		By:	/s/ Dale T. Brinkman

	Name:	Dale T. Brinkman		Name:	Dale T. Brinkman
	Title:	Vice President		Title:	Vice President